LOAN AGREEMENT


                          by and among


                      GRIFFON CORPORATION,


                NATWEST BANK N.A., individually
                     and as Collateral Agent


                               and


                          CHEMICAL BANK


                       Dated June 8, 1995

                        TABLE OF CONTENTS


Article 1.   Definitions . . . . . . . . . . . . . . . . . . .

Article 2.   Commitments; Loans. . . . . . . . . . . . . . . .
     Section 2.1    Loans. . . . . . . . . . . . . . . . . . .
     Section 2.2    Notices Relating to Loans. . . . . . . . .
     Section 2.3    Disbursement of Loan Proceeds. . . . . . .
     Section 2.4    Notes. . . . . . . . . . . . . . . . . . .
     Section 2.5    Repayment of Principal of Loans. . . . . .
     Section 2.6    Interest . . . . . . . . . . . . . . . . .
     Section 2.7    Fees . . . . . . . . . . . . . . . . . . .
     Section 2.8    Voluntary Changes in
                         Commitment; Prepayments After
                         Commitment Termination Date . . . . .
     Section 2.9    Use of Proceeds of Loans . . . . . . . . .
     Section 2.10   Computations . . . . . . . . . . . . . . .
     Section 2.11   Minimum Amounts of Borrowings,
                         Conversions, Prepayments
                         and Interest Periods. . . . . . . . .
     Section 2.12   Time and Method of Payments. . . . . . . .
     Section 2.13   Lending Offices. . . . . . . . . . . . . .
     Section 2.14   Several Obligations. . . . . . . . . . . .
     Section 2.15   Pro Rata Treatment Between Banks . . . . .
     Section 2.16   Sharing of Payments
                         and Set-Off Among Banks . . . . . . .
     Section 2.17   Conversions of Loans . . . . . . . . . . .
     Section 2.18   Additional Costs; Capital Requirements . .
     Section 2.19   Limitation on Types of Loans . . . . . . .
     Section 2.20   Illegality . . . . . . . . . . . . . . . .
     Section 2.21   Certain Conversions pursuant
                         to Sections 2.18 and 2.20 . . . . . .
     Section 2.22 Indemnity. . . . . . . . . . . . . . . . . .
     Section 2.23 Security . . . . . . . . . . . . . . . . . .

Article 3.   Representations and Warranties. . . . . . . . . .
     Section 3.1    Organization . . . . . . . . . . . . . . .
     Section 3.2    Power, Authority, Consents . . . . . . . .
     Section 3.3    No Violation of Law or Agreements. . . . .
     Section 3.4    Due Execution, Validity, Enforceability. .
     Section 3.5    Properties, Priority of Liens. . . . . . .
     Section 3.6    Judgments, Actions, Proceedings. . . . . .
     Section 3.7    No Defaults, Compliance With Laws. . . . .
     Section 3.8    Burdensome Documents . . . . . . . . . . .
     Section 3.9    Financial Statements; Projections. . . . .
     Section 3.10   Tax Returns. . . . . . . . . . . . . . . .
     Section 3.11   Intangible Assets. . . . . . . . . . . . .
     Section 3.12   Regulation U . . . . . . . . . . . . . . .
     Section 3.13   Name Changes, Mergers, Acquisitions. . . .
     Section 3.14   Full Disclosure. . . . . . . . . . . . . .
     Section 3.15   Licenses and Approvals . . . . . . . . . .
     Section 3.16 Labor Disputes; Collective Bargaining Agreements; Employee Grievances. . . .
     Section 3.17   Condition of Assets. . . . . . . . . . . .
     Section 3.18   ERISA. . . . . . . . . . . . . . . . . . .

Article 4.   Conditions to the Loans . . . . . . . . . . . . .
     Section 4.1    Conditions to Initial Loans. . . . . . . .
     Section 4.2    Conditions to Subsequent Loans . . . . . .

Article 5.   Delivery of Financial Reports,
                  Documents and Other Information. . . . . . .
     Section 5.1    Annual Financial Statements. . . . . . . .
     Section 5.2    Quarterly Financial Statements . . . . . .
     Section 5.3    Projections. . . . . . . . . . . . . . . .
     Section 5.4    Compliance Information . . . . . . . . . .
     Section 5.5    No Default Certificate . . . . . . . . . .
     Section 5.6    Certificate of Accountants . . . . . . . .
     Section 5.7    Accountants' Reports . . . . . . . . . . .
     Section 5.8    Copies of Documents. . . . . . . . . . . .
     Section 5.9    Certain Notices. . . . . . . . . . . . . .
     Section 5.10   ERISA Notices and Requests . . . . . . . .
     Section 5.11   Permitted Acquisition Deliveries . . . . .

Article 6.   Affirmative Covenants . . . . . . . . . . . . . .
     Section 6.1    Books and Records. . . . . . . . . . . . .
     Section 6.2    Inspections and Audits . . . . . . . . . .
     Section 6.3    Maintenance and Repairs. . . . . . . . . .
     Section 6.4    Continuance of Business. . . . . . . . . .
     Section 6.5    Copies of Corporate Documents. . . . . . .
     Section 6.6    Perform Obligations. . . . . . . . . . . .
     Section 6.7    Notice of Litigation . . . . . . . . . . .
     Section 6.8    Insurance. . . . . . . . . . . . . . . . .
     Section 6.9    Financial Covenants. . . . . . . . . . . .
     Section 6.10   Notice of Certain Events . . . . . . . . .
     Section 6.11   Comply with ERISA. . . . . . . . . . . . .
     Section 6.12   Environmental Compliance . . . . . . . . .
     Section 6.13   Pledge of Clopay Capital Stock . . . . . .

Article 7.   Negative Covenants. . . . . . . . . . . . . . . .
     Section 7.1    Indebtedness . . . . . . . . . . . . . . .
     Section 7.2    Liens. . . . . . . . . . . . . . . . . . .
     Section 7.3    Guaranties . . . . . . . . . . . . . . . .
     Section 7.4    Mergers, Acquisitions. . . . . . . . . . .
     Section 7.5    Redemptions; Distributions . . . . . . . .
     Section 7.6    Stock Issuance . . . . . . . . . . . . . .
     Section 7.7    Changes in Business and
                         Sales or Pledges of Assets. . . . . .
     Section 7.8    Investments. . . . . . . . . . . . . . . .
     Section 7.9    Fiscal Year. . . . . . . . . . . . . . . .
     Section 7.10   ERISA Obligations. . . . . . . . . . . . .
     Section 7.11   Rental Obligations . . . . . . . . . . . .
     Section 7.12   Transactions with Affiliates . . . . . . .
     Section 7.13   Hazardous Material . . . . . . . . . . . .
     Section 7.14   Regulation U . . . . . . . . . . . . . . .

Article 8.   Events of Default . . . . . . . . . . . . . . . .
     Section 8.1    Payments . . . . . . . . . . . . . . . . .
     Section 8.2    Certain Covenants. . . . . . . . . . . . .
     Section 8.3    Other Covenants. . . . . . . . . . . . . .
     Section 8.4    Other Defaults . . . . . . . . . . . . . .
     Section 8.5    Representations and Warranties . . . . . .
     Section 8.6    Bankruptcy . . . . . . . . . . . . . . . .
     Section 8.7    Judgments. . . . . . . . . . . . . . . . .
     Section 8.8    ERISA. . . . . . . . . . . . . . . . . . .
     Section 8.9    Liens. . . . . . . . . . . . . . . . . . .
     Section 8.10   Change of Control. . . . . . . . . . . . .

Article 9.   Miscellaneous Provisions. . . . . . . . . . . . .
     Section 9.1    Fees and Expenses; Indemnity . . . . . . .
     Section 9.2    Taxes. . . . . . . . . . . . . . . . . . .
     Section 9.3    Payments . . . . . . . . . . . . . . . . .
     Section 9.4    Survival of Agreements and
                         Representations; Construction . . . .
     Section 9.5    Lien on and Set-off of Deposits. . . . . .
     Section 9.6    Modifications, Consents and
                         Waivers; Entire Agreement . . . . . .
     Section 9.7    Remedies Cumulative. . . . . . . . . . . .
     Section 9.8    Further Assurances . . . . . . . . . . . .
     Section 9.9    Notices. . . . . . . . . . . . . . . . . .
     Section 9.10   Counterparts . . . . . . . . . . . . . . .
     Section 9.11   Severability . . . . . . . . . . . . . . .
     Section 9.12   Binding Effect; No Assignment
                         or Delegation by Borrower . . . . . .
     Section 9.13  Assignments and Participations by Banks . .
     Section 9.14   Relief From Bankruptcy Stay. . . . . . . .
     Section 9.15   Governing Law; Consent to Juris-
                         diction; Waiver of Trial by Jury. . .

                            EXHIBITS


A-1. Form of Note to NatWest
A-2. Form of Note to Chemical
A-3. Form of Pledge Agreement
B. States of Incorporation and Qualification, and Capitalization and Ownership of Stock, of Borrower and Subsidiaries
C.   Consents, Waivers, Approvals; Violation of Agreements
D.   Permitted Security Interests, Liens and Encumbrances
E.   Judgments, Actions, Proceedings
F.   Defaults; Compliance with Laws, Regulations, Agreements
G.   Burdensome Documents
H.   Name Changes, Mergers, Acquisitions
I.   Labor Disputes; Collective Bargaining Agreements; Employee
     Grievances
J.   Pension Plans
K.   Permitted Contingent Obligations and Guaranties
L.   Form of Assignment and Acceptance
M.   Form of Collateral Agent Agreement

                         LOAN AGREEMENT


     THIS LOAN AGREEMENT, made this 8th day of June, 1995 (this
"Agreement"), is by and among:

     GRIFFON CORPORATION, a Delaware corporation (the "Borrower");

     NATWEST BANK N.A., a national banking association, and CHEMICAL BANK, a New York banking corporation (individually, a
"Bank" and, collectively, the "Banks"); and

     NATWEST BANK N.A., in its capacity as Collateral Agent (as hereinafter defined);

                      W I T N E S S E T H:


     WHEREAS, the Borrower wishes to obtain loans from the Banks in the aggregate principal sum of up to Sixty Million Dollars
($60,000,000), and the Banks are willing to make such loans to the Borrower in an aggregate principal amount of up to such sum on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:


     Article 1.   Definitions.

          As used in this Agreement, in addition to the other terms defined herein, the following terms shall have the following meanings:

          "Additional Costs" is defined in subsection 2.18(b) hereof.

          "Affected Loans" is defined in Section 2.21 hereof.

          "Affected Type" is defined in Section 2.21 hereof.

          "Affiliate" means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (i) any Person that owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and officer of the Borrower shall be deemed to be an Affiliate of the Borrower.

          "Applicable Lending Office" means, with respect to each Bank, with respect to each type of Loan, the Lending Office as designated for such type of Loan below its name on the signature pages hereof or such other office of such Bank or of an affiliate of such Bank as such Bank may from time to time specify to the Borrower as the office at which its Loans of such type are to be made and maintained.

          "Applicable Margin" means, as at any date of determina-tion thereof, (i) if the Funded Debt to Cash Flow Ratio is less than 1.00 to 1.00, then with respect to any Prime Rate Loans, 0%, and with respect to any Eurodollar Loans, 0.625%; (ii) if the Funded Debt to Cash Flow Ratio is less than 1.50 to 1.00 but equal to or greater than 1.00 to 1.00, then with respect to any Prime
Rate Loans, 0%, and with respect to any Eurodollar Loans, 0.875%;
(iii) if the Funded Debt to Cash Flow Ratio is less than 2.50 to
1.00 but equal to or greater than 1.50 to 1.00, then with respect to any Prime Rate Loans, 0%, and with respect to any Eurodollar Loans, 1.25%; (iv) if the Funded Debt to Cash Flow Ratio is less than 3.50 to 1.00 but equal to or greater than 2.50 to 1.00, then with respect to any Prime Rate Loans, 0.25%, and with respect to any Eurodollar Loans, 1.75%; and (v) if the Funded Debt to Cash
Flow Ratio is equal to or greater than 3.50 to 1.00, then with respect to any Prime Rate Loans, 0.50%, and with respect to any Eurodollar Loans, 2.00%. The determination of the applicable percentage set forth above shall be made on a quarterly basis based on an examination of the financial statements of the Borrower delivered pursuant to and in compliance with Section 5.1 or Section
5.2 hereof; provided, however, that the applicable percentages as of the date of this Agreement shall be as set forth in clause (i) above until adjusted pursuant to this definition; and provided further, that upon the occurrence and during the continuance of a Default or an Event of Default, the Applicable Margin shall be as set forth in clause (v) above, unless the Funded Debt to Cash Flow Ratio is equal to or greater than 3.50 to 1:00, in which event the Applicable Margin shall be 1.00% with respect to any Prime Rate Loans and 2.50% with respect to any Eurodollar Loans. Each determination of the Applicable Margin shall be effective as of (a) January 15 of each year with respect to financial statements to be delivered pursuant to Section 5.1 hereof and (b) the first day of the calendar quarter following the date on which the financial statements on which such determination was based were to be delivered pursuant to Section 5.2 hereof. In the event that financial statements for the four full fiscal quarters most recently completed prior to such date of determination either: (i) have not been delivered to the Banks in compliance with Section 5.1 or 5.2 hereof, or (ii) if delivered, do not comply in form or substance with Section 5.1 or 5.2 hereof (in the sole judgement of the Banks), then the Banks may determine, in their reasonable judgment, the ratio referred to above that would have been in effect as at such date, and, consequently, the Applicable Margin in effect for the period commencing on such date.

          "Assessment Rate" means, at any time, the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) then charged by the Federal Deposit Insurance Corporation (or any successor) to the applicable Principal Office for deposit insurance for Dollar time deposits with such Principal Office as determined by such Principal Office.

          "Assignment and Acceptance" - an agreement in the form of Exhibit L hereto.

          "Borrowing Notice" is defined in Section 2.2 hereof.

          "Business Day" means, any day other than Saturday, Sunday or any other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.

          "Capitalized Lease" means, any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.

          "Capitalized Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

          "Cash" means, as to any Person, such Person's cash and cash equivalents, as defined in accordance with generally accepted accounting principles consistently applied.

          "Change of Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of the Borrower on the first day of each such period or
(ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.

          "Chemical" means Chemical Bank, a New York banking corporation, in its capacity as a Bank hereunder.

          "Clopay" means Clopay Corporation, a Delaware corporation.

          "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

          "Collateral Agent" means NatWest Bank N.A., a national banking association, in its capacity as Collateral Agent pursuant to the terms and conditions of the Collateral Agent Agreement, and any successor thereto.

          "Collateral Agent Agreement" means that certain
Collateral Agent Agreement substantially in the form of Exhibit M hereto, dated as of the date hereof between NatWest and Chemical, including all amendments, modifications and supplements thereto.

          "Commitment" means, as to each Bank, the amount set forth opposite such Bank's name on the signature pages hereof under the caption "Commitment" as such amount is subject to reduction in accordance with the terms hereof.

          "Commitment Fee" is defined in subsection 2.7(a) hereof.


          "Commitment Termination Date" means May 31, 1998.

          "Compliance Certificate" means a certificate executed by the president or chief financial officer of the Borrower to the effect that: (i) as of the effective date of the certificate, no Default or Event of Default under this Agreement exists or would exist after giving effect to the action intended to be taken by the Borrower as described in such certificate, including, without limitation, that the covenants set forth in Section 6.9 hereof would not be breached after giving effect to such action, together with a calculation in reasonable detail, and in form and substance satisfactory to the Banks, of such compliance, and (ii) the representations and warranties contained in Article 3 hereof are true and with the same effect as though such representations and warranties were made on the date of such certificate, except for changes in the ordinary course of business none of which, either singly or in the aggregate, have had a material adverse effect on the business, operations or financial conditions of the Borrower or any of its Subsidiaries.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person, without duplication: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto;
(b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in interest rates; or (d) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

          "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(14) of ERISA.

          "Current Assets" means current assets as determined in accordance with generally accepted accounting principles, consistently applied; provided, however, that any of such assets that are subject to a pledge, lien or security interest held by any Person to secure payment of any Indebtedness that is not included in Current Liabilities shall be excluded from Current Assets to the extent of such Indebtedness.

          "Current Liabilities" means current liabilities as determined in accordance with generally accepted accounting principles, consistently applied, and shall include, as of the date of determination thereof: (i) all Indebtedness payable on demand or maturing within one year after such date without any option on the part of the obligor to extend or renew beyond such year, (ii) final maturities, installments and prepayments of Indebtedness required to be made within one year after such date, (iii) the unpaid principal balance of the Notes due within one year after such date, and (iv) all other items (including taxes accrued as estimated and reserves for deferred income taxes) that in accordance with generally accepted accounting principles, would be included on a balance sheet as current liabilities.

          "Debt Instrument" is defined in subsection 8.4(a) hereof.

          "Default" means an event which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defined Contribution Plan" means a plan which is not covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code and which provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant's account, and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant's account.

          "Dollars" and "$" means lawful currency of the United
States of America.

          "Eligible Assignee" - (a) any of the following that have been approved by the Majority Banks: (i) a commercial bank organized under the laws of the United States, or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof; (iii) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause
(iii); (iv) the central bank of any country that is a member of the OECD which bank has assumed the assets and liabilities of a Bank; and (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (b) any other Person approved by the Majority Banks; and
(c) a Bank or an Affiliate of a Bank.

          "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Borrower or any of its ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for employees of the Borrower or any current ERISA Affiliate while an ERISA Affiliate.

          "Employee Welfare Benefit Plan" means any employee benefit plan within the meaning of Section 3(1) of ERISA.

          "Environmental Laws and Regulations" means all environ-mental, health and safety laws, regulations, resolutions, and ordinances applicable to the Borrower or any Subsidiary, or any of their respective assets or properties, including, without limitation: (i) all regulations, resolutions, ordinances, decrees, and other similar documents and instruments of all courts and governmental authorities, bureaus and agencies, domestic and foreign, whether issued by environmental regulatory agencies or otherwise, and (ii) all laws, regulations, resolutions, ordinances and decrees relating to Environmental Matters.

          "Environmental Liability" means any liability under any applicable law for any release of a hazardous substance caused by the seeping, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, and any liability for the costs of any clean-up or other remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over the Borrower or any Subsidiary to prevent or minimize any actual or threatened release by the Borrower or any Subsidiary of any hazardous wastes or other hazardous substances, pollutants and contaminants into the environment that would endanger the public health or the environment.

          "Environmental Matter(s)" means a release of any toxic or hazardous waste or other hazardous substance, pollutant or contam-inant into the environment or the generation, treatment, storage or disposal of any toxic or hazardous wastes or other hazardous substances.

          "Environmental Proceeding" means any judgment, action, proceeding or investigation pending before any court or govern-mental authority, bureau or agency, including, without limitation, any environmental regulatory body, with respect to, or to the best of Borrower's knowledge threatened against, the Borrower or any Subsidiary or relating to the assets or liabilities of any of them, including, without limitation, in respect of any "facility" owned, leased or operated by any of them under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or under any state, local or municipal statute, ordinance or regulation in respect thereof, in connection with any release of any toxic or hazardous waste or other chemical substance, pollutant or contaminant into the environment, or with the generation, storage or disposal of any toxic or hazardous wastes or other chemical substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regu-lations promulgated thereunder.

          "ERISA Affiliate" means as applied to the Borrower, any corporation, person or trade or business which is a member of the Borrower's Controlled Group.

          "Eurodollar Business Day" means a Business Day on which dealings in Dollar deposits are carried out in the Eurodollar interbank market.

          "Eurodollar Loans" means Loans the interest on which is determined on the basis of rates referred to in subparagraph (a) of the definition of "Fixed Base Rate" in this Article 1.

          "Event of Default" is defined in Article 8 hereof.

          "Facility Fee" is defined in subsection 2.7(b) hereof.

          "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day, or if such day is not a Business Day, for the next preceding Business Day (or, if such rate is not so published for any such day, the average rate charged to each Bank on such day on such transactions as reasonably determined by the Banks).

          "Fee(s)" is defined in subsection 2.7(c) hereof.

          "Financial Statements" means, with respect to the
Borrower: (i) its consolidated audited Balance Sheet as at September 30, 1994, together with the related audited Income Statement, Statement of Shareholders' Equity and Statement of Cash Flows for the fiscal year then ended, (ii) its consolidated unaudited Balance Sheet as at March 31, 1995, together with the related unaudited Income Statement and Statement of Cash Flows for the 3-month period then ended, and (iii) each of the financial statements delivered to the Banks pursuant to subsections 5.1 and
5.2 hereof.

          "Fixed Base Rate" means, with respect to any Eurodollar Loan for any Interest Period therefor, the rate per annum equal to the offered rate for deposits in Dollars, for a period comparable to the Interest Period and in an amount substantially equal to the principal amount of the Eurodollar Loan to be made by each Bank to which such Interest Period relates, appearing on the Reuters Screen LIBO Page as of 11:00 a.m. London time (or as soon thereafter as practicable) on the day that is two (2) Eurodollar Business Days prior to the first day of such Interest Period. If two or more of such rates appear on the Reuters Screen LIBO Page, the rate shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from the Reuters Screen for any reason, then such rate shall be determined by each Bank from Telerate Page 3750 or, if such rate is also unavailable on such service, then from any other interest rate reporting service of recognized standing designated in writing by each Bank to the Borrower and the other Bank.

          "Fixed Rate" means, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (x) the Fixed Base Rate for such Loan for such Interest Period; divided by (y) 1 minus the Reserve Requirement for such Loan for such Interest Period. Each Bank shall use its best efforts to advise the Borrower upon its request of the Fixed Rate for each Interest Period as soon as practicable after each change in the Fixed Rate; provided, however, that the failure of either Bank to so advise the Borrower on any one or more occasions shall not affect the rights of either Bank or the obligations of the Borrower hereunder.

          "Funded Debt to Cash Flow Ratio" means, for any period, the ratio of (a) Long-term Indebtedness of the Borrower and its Subsidiaries plus, without duplication, any Indebtedness for money borrowed of the Borrower and its Subsidiaries which will be due and payable during the immediately succeeding twelve month period, in each case outstanding as of the last day of such period, to (b) the sum of net income of the Borrower and its Subsidiaries (determined in accordance with generally accepted accounting principles consistently applied) for the most recently completed four fiscal quarters, plus extraordinary and unusual non-cash losses for such period, plus depreciation and amortization expense for such period, minus extraordinary and unusual non-cash gains for such period, minus capital expenditures for such period.

          "Indebtedness" means, with respect to any Person, all:
(i) liabilities or obligations, direct and contingent, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (ii) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (iii) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obliga-tions shall have been assumed by it; and (iv) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit (other than documentary letters of credit used in connection with the purchase of goods) issued for the account of such Person and bankers acceptances created for such Person.

          "Interest Period" means, with respect to any Eurodollar Loan, each period commencing on the date such Loan is made or converted from a Loan or Loans of another type, or the last day of the next preceding Interest Period with respect to such Loan, and ending on the same day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.2 hereof, except that each such Interest Period that commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day); (ii) no more than five (5) Interest Periods for Eurodollar Rate Loans shall be in effect at the same time; (iii) any Interest Period for any type of Loan that commences before the Commitment Termination Date shall end no later than the Commitment Termination Date; and (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month (in the case of Eurodollar Loans). In the event that the Borrower fails to select the duration of any Interest Period for any Loan within the time period and otherwise as provided in Section 2.2 hereof, such Loans will be automatically converted into a Prime Rate Loan on the last day of the preceding Interest Period for such Loan.

          "Investment" means, by any Person:

          (a) the amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such Person for or in connection with the acqui-sition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person; and

          (b) the amount of any advance, loan or extension of credit by such Person, to any other Person, or guaranty or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned, or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by a guaranty or similar obligation by such Person for the benefit of, such other Person.

          "IRS" means the Internal Revenue Service.

          "Latest Balance Sheet" is defined in subsection 3.9(a) hereof.

          "Leases" means leases and subleases (other than Capitalized Leases), licenses for the use of real property, easements, grants, and other attachment rights and similar instruments under which the Borrower has the right to use real or personal property or rights of way.

          "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind
(including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

          "Lightron" means Lightron Corporation, a Delaware corporation.

          "Loan(s)" is defined in Section 2.1 hereof. Loans of different types made or converted from Loans of other types on the same day (or of the same type but having different Interest
Periods) shall be deemed to be separate Loans for all purposes of this Agreement.

          "Loan Documents" means this Agreement, the Notes, the Pledge Agreements and all other documents required to be executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such documents.

          "Loan Party" means the Borrower and any Subsidiary which hereafter executes and delivers to the Banks any Loan Document.

          "Long-term Indebtedness" means:

               (i) any Indebtedness payable more than one year from the date of creation thereof (including, without limitation and without duplication, any portion thereof payable on demand or maturing within one year after such date), which under generally accepted accounting principles is shown on the balance sheet as a liability (including Capitalized Lease Obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation), and

               (ii) Indebtedness payable more than one year from the date of creation thereof (including, without limitation and without duplication, any portion thereof payable on demand or maturing within one year after such date), which is secured by any Lien on property owned by the Borrower or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by the Borrower or such Subsidiary.

Any obligation shall be treated as Long-term Indebtedness, regardless of its term if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.

          "Majority Banks" means, at any time while no Loans are outstanding hereunder, Banks having at least 66-2/3% of the aggregate amount of the Commitments and, at any time while Loans are outstanding hereunder, Banks holding at least 66-2/3% of the outstanding aggregate principal amount of the Loans hereunder.

          "Material Adverse Effect" means any matter which would result in liability to the Borrower or any ERISA Affiliate in an amount which would materially adversely affect the business or financial condition of the Borrower and its Subsidiaries on a consolidated basis.

          "Monthly Dates" means the first day of each calendar month, the first of which shall be the first day of the first calendar month following the date of this Agreement.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is a Pension Plan and to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years while an ERISA Affiliate.

          "NatWest" means NatWest Bank N.A., a national banking association, in its capacity as a Bank hereunder.

          "New Type Loans" is defined in Section 2.21 hereof.

          "Note(s)" is defined in Section 2.4 hereof.

          "Obligations" means, collectively, all of the Indebtedness, liabilities and obligations of the Borrower to the Banks, whether now existing or hereafter arising, whether or not currently contemplated, arising under the Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plan" means at any time an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (i) maintained by the Borrower or any ERISA Affiliate for employees of the Borrower, or by the Borrower for employees of any ERISA Affiliate, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions or has, while an ERISA Affiliate, within the preceding five plan years made contributions.

          "Permitted Acquisition" means the acquisition by the Borrower or any Subsidiary of any Person or of any division or line of business of any Person (whether a Person, or division or line of business, an "Eligible Business"), either by merger, consolidation, purchase of stock, or purchase of all or a substantial part of the assets of such Eligible Business (any such type of transaction is referred to in this Agreement as an "acquisition" and the principal agreement relating thereto, whether a stock purchase agreement, an asset purchase agreement, a merger agreement or otherwise, is referred to in this Agreement as the "acquisition agreement"); provided that (i) the aggregate Permitted Acquisition Purchase Price of all such Permitted Acquisitions during the term of this Agreement does not exceed One Hundred Million Dollars ($100,000,000) in the aggregate, (ii) no Default or Event of Default shall exist immediately before and after giving affect to such Permitted Acquisition or result from the consummation thereof, and (iii) each of the following conditions shall have been satisfied:
               (a) such transaction shall not be a "hostile" acquisition or other "hostile" transaction (i.e., such transaction shall not be opposed by the Board of Directors of the Eligible Business), provided that in the event the Borrower proposes to initiate such transaction as a hostile transaction with the intent to subsequently obtain the approval of the Board of Directors of the Eligible Business, the Borrower may notify each Bank in writing in advance of the initiation of such proposed transaction together with any information concerning such transaction as any Bank may request, and, provided that each Bank shall have approved such transaction in writing prior to the initiation of such transaction, with the approval of each Bank being based on any possible conflict of any kind or other policy considerations of such Bank concerning such proposed acquisition and with such approval not to be unreasonably withheld, the Borrower may proceed with such transaction so long as the transaction ultimately is approved by the Board of Directors of the Eligible Business (and a majority of which were members of such Board of Directors at the time such transaction was initiated) and is otherwise in accordance with the terms of this Agreement;

               (b) such acquisition (1) if such acquisition is a stock acquisition, shall be of greater than 50% of the issued and outstanding capital stock of such Eligible Business, whether by purchase or as a result of merger or consolidation (provided that the Borrower shall be the surviving corporation in any such merger or consolidation in which it is directly involved), and in any event shall consist of shares of capital stock with sufficient voting rights which entitles the Borrower to elect a majority of the directors of such Eligible Business and to control the outcome of any shareholder votes with respect to the shareholders of such Eligible Business, and (2) if such acquisition is an asset acquisition, shall be of all or a substantial part of an Eligible Business; and

               (c) the Borrower or its Subsidiaries shall have (1) pledged to the Collateral Agent for the benefit of the Banks all of the issued and outstanding capital stock acquired by the Borrower or any Subsidiary of (A) any Eligible Business the capital stock of which is to be acquired pursuant to such acquisition in which the Permitted Acquisition Purchase Price is greater than $15,000,000, and (B) any new Subsidiary created as an acquisition vehicle with respect to such acquisition, (2) delivered to the Collateral Agent, simultaneously with consummation of such acquisition, all of the stock certificates representing such shares, together with stock powers executed in blank and proxies with respect thereto and (3) caused to be delivered to the Banks from any new Subsidiary customary corporate documents (including certified certificate of incorporation, by-laws and good standing certificates).

          "Permitted Acquisition Purchase Price" means, with respect to any Permitted Acquisition, collectively, without duplication, (i) all Cash paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including in respect of transaction costs, fees and other expenses incurred by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, (ii) all Indebtedness created, and all Indebtedness assumed, by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition, including, without limitation, the maximum amount of any purchase price to be paid pursuant to any "earn out" provision contained in the agreements related to any Permitted Acquisition, (iii) the value of all capital stock issued by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition and
(iv) any deferred portion of the purchase price or any other costs paid by the Borrower or any of its Subsidiaries in connection with such Permitted Acquisition.

          "Permitted Liens" means, as to any Person: (i) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws, social security laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of Cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (ii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against such Person with respect to which such Person at the time shall currently be prosecuting an appeal or proceedings for review;
(iii) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested as permitted by Section 6.6 hereof; and (iv) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of such Person or to the ownership of such Person's property that were not incurred in connection with Indebtedness of such Person, all of which Liens referred to in the preceding clause (iv) do not in the aggregate materially detract from the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Person, and as to all the foregoing only to the extent arising and continuing in the ordinary course of business.

          "Person" means an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organiza-tion, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

          "Pledge Agreements" means that certain Pledge Agreement substantially in the form of Exhibit A-3 hereto, dated as of the date hereof between the Borrower and the Banks, and any other pledge agreement executed and delivered by the Borrower or any Subsidiary from time to time in connection herewith, including all amendments, modifications and supplements of or to all such agreements.

          "Post-Default Rate" means (i) in respect to principal of or interest on any Loans not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such unpaid principal is paid in full equal to: (x) if such Loans are Prime Rate Loans, 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (but in no event less than the interest rate in effect on the due date), or (y) if such Loans are Eurodollar Rate Loans, 2% above the rate of interest in effect thereon at the time of such default until the end of the then current Interest Period therefor and, thereafter, 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (but in no event less than the interest rate in effect on the due date); and (ii) in respect of other amounts payable by the Borrower hereunder (other than interest) not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such other amounts are paid in full equal to 2% above the Prime Rate as in effect from time to time plus the Applicable Margin for Prime Rate Loans (but in no event less than the interest rate in effect on the due date).

          "Prime Rate" means with respect to Prime Rate Loans made by NatWest, the interest rate established from time to time by NatWest as its prime rate at its Principal Office, and (ii) with respect to Prime Rate Loans made by Chemical, the interest rate publicly announced by Chemical at its Applicable Lending Office as its prime rate. Notwithstanding the foregoing, the Borrower acknowledges that the Banks may regularly make domestic commercial loans at rates of interest less than the rate of interest referred to in the preceding sentence. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

          "Prime Rate Loans" means Loans that bear interest at a rate based upon the Prime Rate.

          "Principal Office" means (i) with respect to NatWest, the principal office presently located at 175 Water Street, New York, New York 10038, and (ii) with respect to Chemical, 270 Park Avenue, New York, New York 10017.

          "Principal Subsidiary" means Clopay, Telephonics or
Lightron.

          "Projections" means (i) the Griffon Corporation Statement of Operations for the years ended September 30, 1995 through 1999, and delivered to the Banks on or prior to the date of this Agreement (which includes projected income statements and balance sheets), and (ii) the projections delivered to the Banks pursuant to Section 5.3 hereof.

          "Purchase Money Security Interest" is defined in subsection 7.2(c) hereof.

          "Quarterly Dates" means the first day of each March, June, September and December of each year, the first of which shall be the first such day after the date of this Agreement, provided that, if any such date is not a Eurodollar Business Day, the relevant Quarterly Date shall be the next succeeding Eurodollar Business Day (or, if the next succeeding Eurodollar Business Day falls in the next succeeding calendar month, then on the next preceding Eurodollar Business Day).

          "Quick Ratio" means as at any date, the ratio of Current Assets (excluding inventories) to Current Liabilities.

          "Real Property" is defined in Section 7.13 hereof.

          "Regulation D" means Regulation D of the Board of
Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

          "Regulatory Change" means, as to any Bank, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D and the laws or regulations that designate any assessment rate relating to certificates of deposit or otherwise (including the "Assessment Rate" if applicable to any Loan)) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including such Bank, of or under any United States federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or adminis-tration thereof.

          "Reserve Requirement" means, for any Eurodollar Rate Loans for any quarterly period (or, as the case may be, shorter period) as to which interest is payable hereunder, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against: (i) any category of liabilities that includes deposits by references to which the Fixed Rate for Eurodollar Loans is to be determined as provided in the definition of "Fixed Base Rate" in this Article 1, or (ii) any category of extensions of credit or other assets that include Eurodollar Loans.

          "Revolving Credit Period" means the period commencing on the date of this Agreement and ending on the Commitment Termination Date.

          "Security Documents" is defined in subsection 2.23(b) hereof.

          "Standard-Keil" means Standard-Keil Industries, Inc., a
Delaware corporation.

          "Subordinated Debt" means unsecured Indebtedness for money borrowed that is subordinated upon terms and in form and substance reasonably satisfactory to the Banks, as evidenced by the Banks' written consent thereto given prior to the creation of such Indebtedness.

          "Subsidiary" means, with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, or (ii) in the case of a partnership or joint venture in which such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries. Unless the context otherwise requires, references in this Agreement to "Subsidiary" or "Subsidiaries" shall be deemed to be references to a Subsidiary or Subsidiaries of the Borrower.

          "Tangible Net Worth" means the sum of capital surplus, earned surplus and capital stock, minus deferred charges (including, but not limited to, unamortized debt discount and expense, organization expenses and experimental and development expenses, but excluding prepaid expenses and deferred income tax assets), intangibles and treasury stock, all as determined in accordance with generally accepted accounting principles consistently applied.

          "Telephonics" means Telephonics Corporation, a Delaware corporation.

          "Termination Date" means May 31, 2003.

          "Termination Event" means (a) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder for which the 30-day notice requirement is not waived by the regulations; or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (c) the termination of a Pension Plan subject to Title IV of ERISA, the filing of a notice of intent to terminate a Pension Plan subject to Title IV of ERISA, or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate a Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under
Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan subject to such
Section 4042(a); or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to Section 412 of the IRC or
Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under
Section 4241 or Section 4245 of ERISA, respectively; or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

          "Unsubordinated Liabilities" means, with respect to any Person, all Indebtedness as defined in clause (i) of the definition of "Indebtedness" but excluding any Subordinated Debt.

          "Unused Commitment" means, as at any date, for each Bank, the difference, if any, between: (i) the amount of such Bank's
Commitment as in effect on such date, and (ii) the then aggregate outstanding principal amount of all Loans made by such Bank.

          "Western Synthetic" means Western Synthetic Felt Company, a division of Lightron.

Any accounting terms used in this Agreement that are not specif-ically defined herein shall have the meanings customarily given to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement, except that references in
Article 5 to such principles shall be deemed to refer to such principles as in effect on the date of the financial statements delivered pursuant thereto.


     Article 2.   Commitments; Loans.

          Section 2.1    Loans.

               Each Bank hereby severally agrees, on the terms and subject to the conditions of this Agreement, to make loans (individually a "Loan" and, collectively, the "Loans") to the Borrower during the Revolving Credit Period to and including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the Commitment of such Bank as then in effect. Subject to the terms of this Agreement, during the Revolving Credit Period the Borrower may borrow, repay (provided that repayment of Eurodollar Loans shall be subject to the provisions of Section 2.22 hereof) and reborrow up to the amount of each Bank's Commitment (after giving effect to the mandatory and voluntary reductions required and permitted herein) by means of Prime Rate Loans or Eurodollar Loans, and during such period and thereafter until the date of the payment in full of all of the Loans, the Borrower may convert Loans of one type into Loans of another type (as provided in Section 2.17 hereof).

          Section 2.2    Notices Relating to Loans.

               The Borrower shall give each Bank written notice of each termination or reduction of the Commitments, each borrowing, conversion and prepayment of each Loan and of the duration of each Interest Period applicable to each Eurodollar Rate Loan (in each case, a "Borrowing Notice"). Each such written notice shall be irrevocable and shall be effective only if received by each Bank not later than 11 a.m., New York City time, on the date that is:

               (a) in the case of each notice of termination or reduction and each notice of borrowing or prepayment of, or conversion into, Prime Rate Loans, the same as the date of the related termination, reduction, borrowing, prepayment or conversion; and

               (b) in the case of each notice of borrowing or prepayment of, or conversion into, Eurodollar Loans, or the duration of an Interest Period for Eurodollar Loans, three (3) Eurodollar Business Days prior to the date of the related borrow-ing, prepayment, or conversion or the first day of such Interest Period.

Each such notice of termination or reduction shall specify the amount thereof. Each such notice of borrowing, conversion or prepayment shall specify the amount (subject to Section 2.1 hereof) and type of Loans to be borrowed, converted or prepaid (and, in the case of a conversion, the type of Loans to result from such conver-
sion), the date of borrowing, conversion or prepayment (which shall be: (x) a Business Day in the case of each borrowing or prepayment of Prime Rate Loans and (y) a Eurodollar Business Day in the case of each borrowing or prepayment of Eurodollar Loans and each conversion of or into a Eurodollar Loan). Each such notice of the duration of an Interest Period shall specify the Loans to which such Interest Period is to relate.

          Section 2.3    Disbursement of Loan Proceeds.

               The Borrower shall give the Banks notice of each borrowing hereunder as provided in Section 2.2 hereof. Not later than 3:00 p.m., New York City time, on the date specified for each borrowing hereunder, each Bank shall transfer to the Borrower the amount of the Loan to be made by it on such date by depositing the amount thereof in an account of the Borrower maintained with such Bank.

          Section 2.4    Notes.

               (a) The Loans made by NatWest shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-1 hereto and the Loans made by Chemical shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-2 hereto (each, a "Note" and collectively, the "Notes"). Each Note shall be dated the date of this Agreement, shall be payable to the order of such Bank in a principal amount equal to such Bank's Commitment as originally in effect, and shall otherwise be duly completed. The Notes shall be payable as provided in Sections 2.1 and 2.5 hereof.

               (b) Each Bank shall enter on a schedule attached to its Note a notation with respect to each Loan made hereunder of:
(i) the date and principal amount thereof, (ii) each payment and prepayment of principal thereof, (iii) whether the interest rate is initially to be determined in accordance with subsection 2.6(a)(i) or 2.6(a)(ii) hereof, and (iv) the Interest Period, if applicable. The failure of any Bank to make a notation on the schedule to its Note as aforesaid shall not limit or otherwise affect the obligation of the Borrower to repay the Loans in accordance with their respective terms as set forth herein.

          Section 2.5    Repayment of Principal of Loans.

               (a) The Commitments of the Banks to make additional Loans shall terminate on the Commitment Termination Date and the Borrower shall pay to each Bank the principal of the Loans made by such Bank outstanding on the close of business on the Commitment Termination Date in twenty (20) consecutive quarterly installments on the Quarterly Dates, commencing on September 1, 1998 and with the final installment payable on the Termination Date (provided that the last such payment shall be in an amount sufficient to repay in full the principal amount of such Loans), with the amount of the installment paid on each Payment Date to be equal to five percent (5.0%) of the principal of such Loans outstanding at the close of business on the Commitment Termination Date.

               (b) The Loans: (i) shall be repaid as and when necessary to cause the aggregate principal amount of the Loans outstanding not to exceed each Bank's Commitment, as reduced pursuant to Section 2.8 hereof, and (ii) may be repaid at any time and from time to time, in whole or in part, without premium or penalty (except as otherwise provided in Section 2.22 hereof), upon prior written notice to each Bank as provided in Section 2.2 hereof, in a minimum amount of $250,000 and in integral multiples of $50,000 in the case of Prime Rate Loans, and in a minimum amount of $1,250,000 and in integral multiples of $50,000 in the case of Eurodollar Rate Loans, except as otherwise provided in Section 2.11 hereof, and any amount so repaid may, subject to the terms and conditions hereof, including the borrowing limitation imposed by the Commitments, be reborrowed hereunder during the Revolving Credit Period; provided, however, that: (A) Eurodollar Rate Loans may be repaid only on the last day of an Interest Period for such Loans, and (B) all repayments of Loans or any portion thereof shall be made together with payment of all interest accrued on the amount repaid through the date of such repayment.

               (c)  Except as set forth in Sections 2.18, 2.19 and
2.21 hereof, all payments and repayments made pursuant to the terms hereof shall be applied first to Prime Rate Loans, and shall be applied to Eurodollar Rate Loans only to the extent any such payment exceeds the principal amount of Prime Rate Loans outstanding at the time of such payment.

               (d) The Borrower may request a Eurodollar Rate Loan only if compliance with the payment schedule set forth in subsection 2.5(a) hereof (with the payments provided for therein being applied in accordance with subsection 2.5(c) hereof) would not result in any portion of the principal amount of such Eurodollar Rate Loan being paid prior to the last day of the Interest Period applicable thereto.

          Section 2.6    Interest.

               (a) The Borrower shall pay to each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan until such Loan shall be paid in full, at the following rates per annum:

                    (i)  During such periods that such Loan is a
Prime Rate Loan, the Prime Rate plus the Applicable Margin; and

                   (ii)  During such periods that such Loan is a
Eurodollar Loan, for each Interest Period relating thereto, the Fixed Rate for such Loan for such Interest Period plus the Applicable Margin.

               (b) Notwithstanding the foregoing, the Borrower shall pay interest on any Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full at the applicable Post-Default Rate.

               (c) Except as provided in the next sentence, accrued interest on each Loan shall be payable: (i) in the case of a Prime Rate Loan, monthly in arrears on the Monthly Dates, (ii) in the case of a Eurodollar Rate Loan, on the last day of each Interest Period for such Loan (and, if such Interest Period exceeds one month in duration, monthly, on the Monthly Dates), and (iii) in the case of any Loan, upon the payment or prepayment thereof or the conversion thereof into a Loan of another type (but only on the principal so paid, prepaid or converted). Interest that is payable at the Post-Default Rate shall be payable from time to time on demand of either Bank. Promptly after the establishment of any interest rate provided for herein or any change therein, each Bank will notify the Borrower thereof, provided that the failure of either Bank to so notify the Borrower shall not affect the obligations of the Borrower hereunder or under either of the Notes in any respect.

               (d) Anything in this Agreement or either of the Notes to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to either Bank to the extent that such Bank's receipt thereof would not be permissible under the law or laws applicable to such Bank limiting rates of interest that may be charged or collected by such Bank. Any such payments of interest that are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to such Bank on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to such Bank limiting rates of interest that may be charged or collected by such Bank. Such deferred interest shall not bear interest.

          Section 2.7    Fees.

               (a) The Borrower shall pay to each Bank for the account of each Bank a commitment fee (the "Commitment Fee") on the daily average amount of such Bank's Unused Commitment, for the period from the date hereof to and including the earlier of the date such Bank's Commitment is terminated or the Commitment Ter-mination Date, at the rate of one-quarter of one (0.25%) percent per annum on the total Unused Commitment for such Bank. The accrued Commitment Fee shall be payable quarterly in arrears on the Quarterly Dates, commencing with September 1, 1995, and on the earlier of the date the Commitments are terminated or the Commit-ment Termination Date, and, in the event the Borrower reduces the Commitment as provided in Section 2.8 hereof, on the effective date of such reduction.

               (b) Simultaneously with the execution and delivery of this Agreement, the Borrower shall pay to each Bank pro rata according to their respective Commitments, a non-refundable facility fee (the "Facility Fee") in an amount equal to One Hundred Fifty Thousand ($150,000) Dollars in the aggregate.

               (c) The Commitment Fee and the Facility Fee are hereinafter sometimes referred to individually as a "Fee" and collectively as the "Fees".

          Section 2.8    Voluntary Changes in
                         Commitment; Prepayments After
                         Commitment Termination Date.

               Subject to Section 2.15 hereof, the Borrower shall be entitled to terminate or reduce the Banks' Commitments provided that the Borrower shall give notice of such termination or reduction to the Banks as provided in Section 2.2 hereof and that any partial reduction of the Commitments shall be in an aggregate amount equal to $500,000 or an integral multiple thereof. Any such termination or reduction shall be permanent and irrevocable.

          Section 2.9    Use of Proceeds of Loans.

               The proceeds of the Loans hereunder may be used by the Borrower solely for its working capital purposes and for other corporate purposes permitted hereunder (including, without limitation, Permitted Acquisitions and the repurchase, redemption, retirement or acquisition of the Borrower's capital stock not prohibited by Section 7.5 hereof).

          Section 2.10   Computations.

               Interest on all Loans and each Fee shall be computed on the basis of a year of 360 days and actual days elapsed
(including the first day but excluding the last) occurring in the period for which payable.

          Section 2.11   Minimum Amounts of Borrowings,
                         Conversions, Prepayments
                         and Interest Periods.

               Except for borrowings, conversions and prepayments that exhaust the full remaining amount of either Commitment (in the case of borrowings) or result in the conversion or prepayment of all Loans of a particular type (in the case of conversions or prepayments) or conversions made pursuant to Section 2.18 or
Section 2.20 hereof, each borrowing from each Bank, each conversion of Loans of one type into Loans of another type and each prepayment of principal of Loans hereunder shall be in an amount at least equal to $250,000 and in integral multiples of $50,000 in the case of Prime Rate Loans, and in an amount at least equal to $1,250,000 and in integral multiples of $50,000 in the case of Eurodollar Rate Loans (borrowings, conversions and prepayments of different types of Loans at the same time hereunder to be deemed separate borrowings, conversions and prepayments for purposes of the foregoing, one for each type).

          Section 2.12   Time and Method of Payments.

               All payments of principal, interest, Fees and other amounts (including indemnities) payable by the Borrower hereunder shall be made in Dollars, in immediately available funds, to each Bank at its Applicable Lending Office not later than 11:00 a.m., New York City time, on the date on which such payment shall become due (and any Bank for whose account any such payment is to be made may, but shall not be obligated to, debit the amount of any such payment that is not made by such time to any ordinary deposit account of the Borrower with such Bank). Additional provisions relating to payments are set forth in Section 9.3 hereof.

          Section 2.13   Lending Offices.

               The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

          Section 2.14   Several Obligations.

               The failure of either Bank to make any Loan to be made by it on the date specified therefor shall not relieve the other Bank of its respective obligations to make its Loans on such date, but neither Bank shall be responsible for the failure of the other Bank to make Loans to be made by such other Bank.

          Section 2.15   Pro Rata Treatment Between Banks.

               Notwithstanding anything to the contrary provided herein: (i) each borrowing from the Banks under Section 2.1 hereof will be made from the Banks and each payment of each Fee shall be made to the Banks pro rata according to each Bank's respective Commitment (without giving effect to the termination thereof, whether pursuant to subsection 2.5(a), Article 8 or otherwise);
(ii) each partial reduction of the Commitments shall be applied to the Commitments of the Banks pro rata according to each Bank's respective Commitment; (iii) each conversion of Loans of a particular type under Section 2.17 hereof (other than conversions provided for by Section 2.20 or 2.21 hereof) will be made pro rata between the Banks holding Loans of such type according to the respective principal amounts of such Loans held by such Banks;
(iv) each payment and prepayment of principal of or interest on Loans of a particular type will be made to the Banks pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Banks; and (v) each borrowing from the Banks under Section 2.1 hereof will be made from the Banks at the same Interest Period (if applicable) with respect to each such borrowing.

          Section 2.16   Sharing of Payments
                         and Set-Off Among Banks.

               The Borrower hereby agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it at any of its offices against any principal of or interest on any of its Loans hereunder, or any Fee payable to it, that is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the other Bank thereof, provided that its failure to give such notice shall not affect the validity thereof. If a Bank shall effect payment of any principal of or interest on Loans held by it under this Agreement through the exercise of any right of set-off, banker's lien, counterclaim or similar right, it shall promptly purchase from the other Bank participations in the Loans held by the other Bank in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that each Bank shall share the benefit of such payment pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end the Banks shall make appropriate adjustments between themselves (by the resale of participations sold or other-wise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that such Bank so purchasing a participation in the Loans held by the other Bank may, to the fullest extent permitted by law, exercise all rights of payment (including the rights of set-off, banker's lien, counterclaim or similar rights) with respect to such participation as fully as if such Bank were a direct holder of Loans in the amount of such participation.
Nothing contained herein shall require either Bank to exercise any such right or shall affect the right of either Bank to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

          Section 2.17   Conversions of Loans.

               The Borrower shall have the right to convert Loans of one type into Loans of another type from time to time, provided that: (i) the Borrower shall give the Banks notice of each such conversion as provided in Section 2.2 hereof; (ii) Eurodollar Rate Loans may be converted only on the last day of an Interest Period for such Loans; and (iii) except as required by Sections 2.18 or
2.21 hereof, no Prime Rate Loan may be converted into a Eurodollar Rate Loan if on the proposed date of conversion a Default or an Event of Default exists. The Banks shall use their best efforts to notify the Borrower of the effectiveness of such conversion, and the new interest rate to which the converted Loans are subject, as soon as practicable after the conversion; provided, however, that any failure to give such notice shall not affect the Borrower's obligations, or the Banks' rights and remedies, hereunder in any way whatsoever.

          Section 2.18   Additional Costs; Capital Requirements.

               (a) In the event that any existing or future law or regulation, guideline or interpretation thereof, by any court or administrative or governmental authority charged with the administration thereof, or compliance by either Bank with any request or directive (whether or not having the force of law) of any such authority shall impose, modify or deem applicable or result in the application of, any capital maintenance, capital ratio or similar requirement against loan commitments made by either Bank hereunder, and the result of any event referred to above is to impose upon either Bank or increase any capital requirement applicable as a result of the making or maintenance of, such Bank's Commitment or the obligation of the Borrower hereunder with respect to such Commitment (which imposition of capital requirements may be determined by each Bank's reasonable allocation of the aggregate of such capital increases or impositions), then, upon demand made by such Bank as promptly as practicable after it obtains knowledge that such law, regulation, guideline, interpretation, request or directive exists and determines to make such demand, the Borrower shall immediately pay to such Bank from time to time as specified by such Bank additional commitment fees which shall be sufficient to compensate such Bank for such imposition of or increase in capital requirements together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. A certificate setting forth in reasonable detail the amount necessary to compensate such Bank as a result of an imposition of or increase in capital requirements submitted by such Bank to the Borrower shall be conclusive, absent manifest error, as to the amount thereof. For purposes of this Section 2.18: (i) in calculating the amount necessary to compensate any Bank for any imposition of or increase in capital requirements, such Bank shall be deemed to be entitled to a rate of return on capital (after federal, state and local taxes) of fifteen percent per annum, and (ii) all references to any "Bank" shall be deemed to include any participant in such Bank's Commitment.

               (b)  In the event that any Regulatory Change shall:
(i) change the basis of taxation of any amounts payable to any Bank under this Agreement or the Notes in respect of any Loans including, without limitation, Eurodollar Rate Loans (other than taxes imposed on the overall net income of such Bank for any such Loans by the United States of America or the jurisdiction in which such Bank has its Principal Office); or (ii) impose or modify any reserve, Federal Deposit Insurance Corporation premium or assessment, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Fixed Base Rate" in
Article 1 hereof); or (iii) impose any other conditions affecting this Agreement in respect of Loans, including, without limitation, Eurodollar Rate Loans (or any of such extensions of credit, assets, deposits or liabilities); and the result of any event referred to in clause (i), (ii) or (iii) above shall be to increase such Bank's costs of making or maintaining any Loans, including, without limitation, Eurodollar Rate Loans, or its Commitment, or to reduce any amount receivable by such Bank hereunder in respect of any of its Eurodollar Rate Loans, or its Commitment (such increases in costs and reductions in amounts receivable are hereinafter referred to as "Additional Costs") in each case, only to the extent that such Additional Costs are not included in the Fixed Base Rate applicable to such Eurodollar Rate Loans, then, upon demand made by such Bank as promptly as practicable after it obtains knowledge that such a Regulatory Change exists and determines to make such demand, the Borrower shall pay to such Bank from time to time as specified by such Bank, additional commitment fees or other amounts which shall be sufficient to compensate such Bank for such increased cost or reduction in amounts receivable by such Bank from the date of such change, together with interest on each such amount from the date demanded until payment in full thereof at the Post-Default Rate. All references to any "Bank" shall be deemed to include any participant in such Bank's Commitment.

               (c) Without limiting the effect of the foregoing provisions of this Section 2.18, in the event that, by reason of any Regulatory Change, either Bank either: (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Rate Loans, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the other Bank), the obligation of such Bank to make, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect (and all Loans of such type then outstanding shall be converted into Prime Rate Loans or into Eurodollar Rate Loans of another duration, as the case may be, in accordance with Sections 2.17 and 2.21 hereof).

               (d)  Determinations by any Bank for purposes of this
Section 2.18 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be set forth in writing in reasonable detail and shall be conclusive, absent manifest error.

          Section 2.19   Limitation on Types of Loans.

               Anything herein to the contrary notwithstanding, if, on or prior to the determination of an interest rate for any Eurodollar Loans for any Interest Period therefor, either Bank determines (which determination shall be conclusive):

               (a) by reason of any event affecting the Eurodollar interbank market, quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loans under this Agreement; or

               (b) the rates of interest referred to in the definition of "Fixed Base Rate" in Article 1 hereof upon the basis of which the rate of interest on any Eurodollar Loans for such period is determined, do not accurately reflect the cost to the Banks of making or maintaining such Loans for such period;

then such Bank shall give the Borrower and the other Bank prompt notice thereof (and shall thereafter give the Borrower and such other Bank prompt notice of the cessation, if any, of such condition), and so long as such condition remains in effect, the Banks shall be under no obligation to make Loans of such type or to convert Loans of any other type into Loans of such type and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type either prepay such Loans in accordance with Section 2.8 hereof or convert such Loans into Loans of another type in accordance with Section
2.17 hereof.

          Section 2.20   Illegality.

               Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for either Bank or its Applicable Lending Office to: (i) honor its obligation to make Eurodollar Loans hereunder, or (ii) maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Borrower thereof (with a copy to the other Bank), describing such illegality in reasonable detail (and shall thereafter promptly notify the Borrower and the other Bank of the cessation, if any, of such ille-gality), and such Bank's obligation to make Eurodollar Loans and to convert other types of Loans into Eurodollar Loans hereunder shall, upon written notice given by such Bank to the Borrower, be suspended until such time as such Bank may again make and maintain Eurodollar Loans and such Bank's outstanding Eurodollar Loans shall be converted into Prime Rate Loans in accordance with Sections 2.17 and 2.21 hereof.

          Section 2.21   Certain Conversions pursuant
                         to Sections 2.18 and 2.20.

               If the Loans of any Bank of a particular type (Loans of such type are hereinafter referred to as "Affected Loans" and such type is hereinafter referred to as the "Affected Type") are to be converted pursuant to Section 2.18 or 2.20 hereof, such Bank's Affected Loans shall be converted into Prime Rate Loans, or Eurodollar Rate Loans of another type, as the case may be (the "New Type Loans") on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a conversion required by subsection 2.18(c) or Section 2.20 hereof, on such earlier date as such Bank may specify to the Borrower with a copy to the other Bank) and, until such Bank gives notice as provided below that the circumstances specified in Section 2.18 or 2.20 hereof that gave rise to such conversion no longer exist:

               (a) to the extent that such Bank's Affected Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Affected Loans shall be applied instead to its New Type Loans; and

               (b) all Loans that would otherwise be made by such Bank as Loans of the Affected Type shall be made instead as New Type Loans and all Loans of such Bank that would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) New Type Loans.

          Section 2.22 Indemnity.

               The Borrower hereby agrees to indemnify each Bank against any loss or expense which either Bank may sustain or incur as a consequence of any of the following:

               (a)  the failure of the Borrower to borrow a
Eurodollar Rate Loan after agreement shall have been reached on the amount, interest rate and Interest Period thereof;

               (b) the receipt or recovery by either Bank, whether by voluntary prepayment, acceleration or otherwise, of all or any part of a Eurodollar Rate Loan prior to the last day of an Interest Period applicable thereto; or

               (c) the conversion, prior to the last day of an applicable Interest Period, of a Eurodollar Rate Loan into a Prime Loan.

               Without limiting the effect of the foregoing, the amount to be paid by the Borrower to either Bank in order to so indemnify such Bank for any loss occasioned by any of the events described in the preceding paragraph, and as liquidated damages therefor, shall be equal to the excess, discounted to its present value as of the date paid to such Bank, of (i) the amount of interest which otherwise would have accrued on the principal amount so received, recovered, converted or not borrowed during the period (the "Indemnity Period") commencing with the date of such receipt, recovery, conversion, or failure to borrow to the last day of the applicable Interest Period for such Eurodollar Rate Loan at the rate of interest applicable to such Loan (or the rate of interest agreed to in the case of a failure to borrow) provided for herein (prior to default) over (ii) the amount of interest which would be earned by such Bank during the Indemnity Period if it invested the principal amount so received, recovered, converted or not borrowed at the rate per annum determined by such Bank as the rate it would bid in the London interbank market for a deposit of eurodollars in an amount approximately equal to such principal amount for a period of time comparable to the Indemnity Period.

A certificate as to any additional amounts payable pursuant to this
Section 2.22 setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by such Bank set forth therein if made reasonably and in good faith. The Borrower shall pay any amounts so certified to it by such Bank within 10 days of receipt of any such certificate. For purposes of this Section 2.22, all references to the "Bank" shall be deemed to include any participant in such Bank's Commitment and/or Loans.

               The indemnities set forth herein shall survive payment in full of all Eurodollar Rate Loans and all other Loans made pursuant to this Agreement.

          Section 2.23 Security.

               (a)  In order to secure the due payment and
performance by the Borrower of the Obligations, simultaneously with the execution and delivery of this Agreement (or such later date as referenced below) the Borrower shall:

                    (A)  Grant to the Collateral Agent for the
ratable benefit of the Banks a first Lien on, and pledge to the Collateral Agent for the ratable benefit of the Banks, all of the issued and outstanding shares of the capital stock of Telephonics by the execution and delivery to the Collateral Agent of a Pledge Agreement substantially in the form of Exhibit A-3 hereto;

                    (B)  Grant to the Collateral Agent for the
ratable benefit of the Banks a first Lien on, and pledge to the Collateral Agent for the ratable benefit of the Banks, all of the issued and outstanding shares of the capital stock of Clopay at such time as required by Section 6.13 hereof by the execution and delivery to the Collateral Agent of a Pledge Agreement substantially in the form of Exhibit A-3 hereto;

                    (C)  Grant to the Collateral Agent for the
ratable benefit of the Banks a first Lien on, and pledge to the Collateral Agent for the ratable benefit of the Banks, all of the issued and outstanding shares of the capital stock of any Eligible Business acquired after the date hereof in a Permitted Acquisition; and

                    (D)  Execute and deliver or cause to be
executed and delivered such other agreements, instruments and documents as the Collateral Agent of any Bank may reasonably require in order to effect the purposes of the Pledge Agreements, this Section 2.23 and this Agreement.

               (b)  All of the agreements, instruments and
documents provided for or referred to in this Section 2.23 are hereinafter sometimes referred to collectively as the "Security
Documents".


     Article 3.   Representations and Warranties.

          The Borrower hereby represents and warrants to the Banks that:

          Section 3.1    Organization.

               (a) Each of the Borrower and each Subsidiary is duly organized and validly existing under the laws of its state of organization and has the power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. Exhibit B hereto accurately and completely lists, as to the Borrower and each Principal Subsidiary: (i) the state of incorporation or organization, and the type of legal entity that each of them is, and (ii) the classes and number of authorized and outstanding shares of capital stock of each such corporation, and the owners of such outstanding shares of capital stock (other than with respect to the Borrower). All of the shares of capital stock of the Borrower and each Subsidiary or other equity interests that are issued and outstanding have been duly and validly issued and are fully paid and non-assessable, and are owned by the Persons (other than with respect to the Borrower and any Subsidiary that is not a Principal Subsidiary) referred to on Exhibit B, free and clear of any Lien except as otherwise provided for herein. Except as set forth on Exhibit B, there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of capital stock or other equity interests of any Subsidiary nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other equity interests of any Subsidiary. Except as set forth on Exhibit B, neither the Borrower nor any Subsidiary has any Subsidiary.

               (b) Each of the Borrower and each Subsidiary is in good standing in its state of organization and in each state in which it is qualified to do business. There are no jurisdictions other than as set forth on Exhibit B hereto in which the character of the properties owned or proposed to be owned by the Borrower or any Principal Subsidiary or in which the transaction of the business of the Borrower or any Principal Subsidiary as now conducted or as proposed to be conducted requires or will require the Borrower or any Principal Subsidiary to qualify to do business and as to which failure so to qualify could have a material adverse effect on the business, operations, financial condition or properties of the Borrower or any Principal Subsidiary on a consolidated basis.

          Section 3.2    Power, Authority, Consents.

               The Borrower and each Loan Party has the power to execute, deliver and perform the Loan Documents. The Borrower has the power to borrow hereunder and has taken all necessary corporate action to authorize the borrowing hereunder on the terms and conditions of this Agreement. The Borrower and each Loan Party has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of the Loan Documents. No consent or approval of any Person (including, without limitation, any stockholder of the Borrower), no consent or approval of any landlord or mortgagee, no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any governmental authority, bureau or agency, is or will be required in connection with the execution, delivery or performance by the Borrower or any Loan Party, or the validity, enforcement or priority, of the Loan Documents or any Lien created and granted thereunder, except as set forth on Exhibit C hereto, each of which either has been duly and validly obtained on or prior to the date hereof and is now in full force and effect, or is designated on Exhibit C as waived by the Majority Banks.

          Section 3.3    No Violation of Law or Agreements.

               The execution and delivery by the Borrower and each Subsidiary of each Loan Document to which it is a party and performance by it hereunder and thereunder, will not violate any provision of law applicable to the Borrower and its Subsidiaries and will not, except as set forth on Exhibit C hereto, conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or governmental authority, bureau or agency, domestic or foreign applicable to the Borrower and its Subsidiaries, or any certificate of incorporation or by-laws of the Borrower or any Subsidiary or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any agreement, bond, note or indenture to which the Borrower or any Subsidiary is a party, or by which it is bound or any of its properties or assets is affected, or result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower or any Subsidiary.

          Section 3.4    Due Execution, Validity, Enforceability.

               This Agreement and each other Loan Document has been duly executed and delivered by the Borrower and each Loan Party and each constitutes the valid and legally binding obligation of the Borrower and each Loan Party, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

          Section 3.5    Properties, Priority of Liens.

               All of the properties and assets owned by the Borrower and each Subsidiary that is executing a Security Document are owned by each of them, respectively, free and clear of any Lien of any nature whatsoever, except as provided for in the Security Documents, and as permitted by Section 7.2 hereof. The Liens that have been created and granted by the Security Documents constitute valid perfected first Liens on the properties and assets covered by the Security Documents, subject to no prior or equal Lien except as permitted by Section 7.2 hereof.

          Section 3.6    Judgments, Actions, Proceedings.

               Except as set forth on Exhibit E hereto, there are no outstanding judgments, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or governmental authority, bureau or agency, with respect to or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any Subsidiary involving, in the case of any court proceeding, a claim in excess of $200,000, nor, to the best of the Borrower's knowledge, is there any reasonable basis for the institution of any material action or proceeding that is probable of assertion, nor are there any such actions or proceedings in which the Borrower or any Subsidiary is a plaintiff or complainant.

          Section 3.7    No Defaults, Compliance With Laws.

               Except as set forth on Exhibit F hereto, neither the Borrower nor any Subsidiary is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which default could have a material adverse effect on the business, operations, financial condition or properties of the Borrower and its Subsidiaries on a consolidated basis or on the ability of the Borrower to perform its obligations under the Loan Documents. The Borrower and each Subsidiary has complied and is in compliance in all respects with all applicable laws, ordinances and regulations, resolutions, ordinances, decrees and other similar documents and instruments of all courts and governmental author-ities, bureaus and agencies, domestic and foreign, including, without limitation, all applicable Environmental Laws and Regulations, non-compliance with which could have a material adverse effect on the business, operations, financial condition or properties of the Borrower and its Subsidiaries on a consolidated basis or on the ability of the Borrower to perform its obligations under the Loan Documents.

          Section 3.8    Burdensome Documents.

               Except as set forth on Exhibit G hereto, neither the Borrower nor any Subsidiary is a party to or bound by, nor are any of the properties or assets owned by the Borrower or any Subsidiary used in the conduct of their respective businesses affected by, any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, including, without limitation, any of the foregoing relating to any Environmental Matter, that materially and adversely affects their respective businesses, assets or conditions, financial or otherwise, on a consolidated basis.

          Section 3.9    Financial Statements; Projections.

               (a) Each of the Financial Statements is correct and complete and presents fairly the consolidated financial position, the consolidated results of operations and changes in financial position of the Borrower and its Subsidiaries, as at and for its date, and has been prepared in accordance with generally accepted accounting principles consistently applied. Neither the Borrower nor any Subsidiary has any material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability and any Contingent Obligation), that is required to be but is not reflected in the Financial Statements. There has been no material adverse change in the financial position or operations of the Borrower and its Subsidiaries on a consolidated basis since the date of the latest balance sheet included in the Financial Statements (the "Latest Balance Sheet"). The Borrower's fiscal year is the twelve-month period ending on September 30th in each year.

               (b) The Projections reflect as of the date thereof the Borrower's good faith projections, after reasonable analysis, of the matters set forth therein.

          Section 3.10   Tax Returns.

               Each of the Borrower and each of the Subsidiaries has filed all federal, state and local tax returns required to be filed by it and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the Financial Statements: (i) there are no material federal, state or local tax liabilities of the Borrower or any Subsidiary due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of the Borrower, proposed or threatened against the Borrower or any Subsidiary for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

          Section 3.11   Intangible Assets.

               Each of the Borrower and each Subsidiary possesses all patents, trademarks, service marks, trade names, and copyrights, and rights with respect to the foregoing, necessary to conduct its business as now conducted and as proposed to be conducted, without any conflict with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person.

          Section 3.12   Regulation U.

               No part of the proceeds received by the Borrower from the Loans will be used directly or indirectly for: (a) any purpose other than as set forth in Section 2.9 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any "margin stock", as such term is defined in 221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221, other than purchases made in compliance with Regulation U.

          Section 3.13   Name Changes, Mergers, Acquisitions.

               Except as set forth on Exhibit H hereto, neither the Borrower nor any Principal Subsidiary has within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person, where the value of the assets acquired in such merger, consolidation or acquisition was material in relation to the total assets of the Borrower and its Subsidiaries on a consolidated basis.

          Section 3.14   Full Disclosure.

               None of the Financial Statements, the Projections, nor any certificate, opinion, or any other statement made or furnished in writing to the Banks by or on behalf of the Borrower or any Subsidiary in connection with this Agreement or the transactions contemplated herein, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. There is no fact known to the Borrower that has, or would in the forseeable future have, a material adverse effect on the Borrower or any of its Subsidiaries on a consolidated basis, which fact has not been set forth herein, or in the Financial Statements, the Projections, or any certificate, opinion or other written statement so made or furnished to the Banks.

          Section 3.15   Licenses and Approvals.

               The Borrower and each of the Subsidiaries has all material licenses, permits and governmental authorizations, including, without limitation, licenses, permits and authorizations relating to Environmental Matters, to own and operate its properties and to carry on its business as now conducted.


          Section 3.16   Labor Disputes; Collective Bargaining
                         Agreements; Employee Grievances.

               Except as set forth on Exhibit I hereto: (a) no collective bargaining agreement or other labor contract will expire during the term of this Agreement; (b) to the Borrower's knowledge, no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Borrower or any Subsidiary; (c) there is no pending or threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting the Borrower or any Subsidiary or their representative employees, in each case the consequences of which could reasonably be expected to affect aggregate business (regardless of division or entity) of the Borrower and its Subsidiaries which business generated gross revenues in excess of

$50,000,000 individually or in the aggregate in the prior fiscal year; and (d) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Borrower's knowledge, threatened against the Borrower or any of the Subsidiaries, by or on behalf of, or with, its employees, other than any such actions, suits, charges, demands, claims, counterclaims or proceedings arising in the ordinary course of business that are not, in the aggregate, material.

          Section 3.17   Condition of Assets.

               All of the assets and properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their respective businesses, are in good working condition, ordinary wear and tear excepted, and are able to serve the function for which they are currently being used.

          Section 3.18   ERISA.

               (a) Except as disclosed on Exhibit J hereto, no Pension Plan or Defined Contribution Plan which is an Employee Benefit Plan including, without limitation, any Multiemployer Plan, exists or has ever, within the six-year period immediately preceding the date of this Agreement, existed and neither the Borrower nor any ERISA Affiliate is a participating employer in any Pension Plan which is an Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. Except as disclosed on Exhibit J, neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Employee Welfare Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA, which together with any disclosed liability on Exhibit J, will not have a Material Adverse Effect. The Borrower has given, made available, or upon request will deliver, to the Banks true and complete copies of all the following: each Pension Plan or Defined Contribution Plan which is an Employee Benefit Plan and related trust agreement (including all amendments and commitments with respect to such Employee Benefit plan or trust) which the Borrower or any ERISA Affiliate maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service and Form 5500 filed in respect of each such Employee Benefit Plan; a listing of all of the Multiemployer Plans to which the Borrower or any ERISA Affiliate contributes or is committed to contribute and the aggregate amount of the most recent annual contributions required to be made to each such Multiemployer Plan, and any information which has been provided to the Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made.

               (b) Each Employee Benefit Plan complies, in both form and operation in all material respects, with its terms, ERISA and the Code including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Borrower or any ERISA Affiliate of any material liability, fine or penalty.

Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premiums which have become due which are unpaid. Neither the Borrower nor any ERISA Affiliate has engaged in any transaction which could subject it to material liability under Section 4069 or Section 4212(c) of ERISA. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Borrower and each ERISA Affiliate is legally valid and binding and in full force and effect. Except as provided on Exhibit J and subject to amendment and submission for a determination letter with regard to the Tax Reform Act of 1986 requirements and other post 1986 requirements, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. To the knowledge of the Borrower, nothing has occurred or is expected to occur that would adversely affect the qualified status of the Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter. No Employee Benefit Plan is being audited or, to the knowledge of the Borrower, investigated by any government agency or subject to any pending or threatened claim or suit.

               (c) Each Pension Plan currently meets the minimum funding standard of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). All contributions or payments due and owing as required by Section 302 of ERISA, Section 412 of the Code or the terms of any Pension Plan have been made by the due date for such contributions or payments. With respect to each Multiemployer Plan, the Borrower and each ERISA Affiliate has paid or accrued all contributions pursuant to the terms of the applicable collective bargaining agreement required to be paid or accrued by it and neither the Borrower nor any ERISA Affiliate has incurred any withdrawal liability in connection with a complete withdrawal or partial withdrawal from any Multiemployer Plan that has not been discharged. With respect to each Pension Plan, the market value of assets (exclusive of any contribution due to the Pension Plan) equals or exceeds or is not more than $250,000 below the present value of benefit liabilities (FAS 35) (assuming such Plan were to continue in existence) as of the latest actuarial valuation date for such plan (but not prior to 24 months prior to the date hereof), determined on the basis of such Pension Plan's actuarial assumptions set forth in the most recent actuarial report, and since its last valuation date, there have been no amendments to such plan that materially increased the present value of accrued benefits nor any other material adverse changes in the funding status of such plan. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Pension Plan pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code.

               (d) Neither the Borrower nor any ERISA Affiliate, nor, to the best of the Borrower's knowledge, any fiduciary of any Employee Benefit Plan, has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with regard to any such Employee Benefit Plans. The execution, delivery and carrying out of the terms of any agreements that are related to this transaction will not constitute a prohibited transaction under the aforementioned sections.

               (e)  No Termination Event has occurred or is
reasonably expected to occur.

               (f) None of the following "reportable events" which are subject to the 30-day notice requirement of Section 4043(b) of ERISA in respect of any of the Pension Plans has occurred: (i) an inability to pay benefits when due, (ii) bankruptcy or insolvency of the sponsor of the Pension Plan, (iii) liquidation or dissolution of the sponsor of the Pension Plan, (iv) a failure to meet the minimum funding standards, or (v) certain transactions involving a change of employer. The Borrower has not received any notice from the PBGC that any of the Pension Plans is being involuntarily terminated or from the Secretary of the Treasury that any partial or full termination of any of the Employee Benefit Plans has occurred and no event shall have occurred, and there shall exist as of the date hereof no condition or set of circumstances which present a material risk of the involuntary termination of any of the Pension Plans.

               (g)  All references to the Borrower in this Section
3.18 or in any other Section of this Agreement relating to ERISA shall be deemed to refer to the Borrower, and any other entity which is considered an ERISA Affiliate.

               (h) All references in this Section 3.18, and in other provisions of this Agreement relating to ERISA, to materiality or material liability or similar phrases shall be deemed to refer to the event or matter described both individually and when taken together in the aggregate with respect to all other events and matters referred to in this Agreement relating to ERISA as to which a materiality standard applies.


     Article 4.   Conditions to the Loans.


          Section 4.1    Conditions to Initial Loans.

               The obligation of each Bank to make the initial Loan to be made by it hereunder shall be subject to the fulfillment of the following conditions precedent:

               (a) The Borrower shall have executed and delivered to each Bank its Note.

               (b) The Borrower shall have executed and delivered to the Banks the Pledge Agreement together with the certificates evidencing the capital stock of Telephonics, accompanied by stock powers duly endorsed in blank and undated, and irrevocable proxies relating thereto;

               (c) The Borrower shall have paid to the Banks the Facility Fee.

               (d) Blau, Kramer, Wactlar & Lieberman, P.C., general counsel to the Borrower and the Subsidiaries shall have delivered its opinion to, and in form and substance satisfactory to, the Banks.

               (e) The Banks shall have received copies of the following:

                    (i) All of the consents, approvals and waivers referred to on Exhibit C hereto (except only those which, as stated on Exhibit C, shall not be delivered);

                   (ii)  The certificate of incorporation of the
Borrower and each Principal Subsidiary certified by the Secretary of State of its state of incorporation;

                  (iii)  The by-laws of the Borrower and each
Principal Subsidiary certified by its secretary or assistant secretary;

                   (iv) All corporate action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, certified by its secretary or assistant secretary, including, without limitation, resolutions of the Board of Directors of the Borrower;

                    (v) Good standing certificates as of dates not more than forty (40) prior to the date of the initial Loan, with respect to the Borrower and each Principal Subsidiary from the Secretary of State of its state of incorporation and each state in which it is qualified to do business;

                   (vi) An incumbency certificate (with specimen signatures) with respect to the Borrower; and

                  (vii) Lien searches from such jurisdictions and in such names as the Banks may request.

               (f) (i) The Borrower and each Subsidiary shall have complied and shall then be in compliance with all of the terms, covenants and conditions of this Agreement;

                   (ii) After giving effect to the initial Loan, there shall exist no Default or Event of Default hereunder; and

                  (iii)  The representations and warranties
contained in Article 3 hereof and in the other Loan Documents shall be true and correct on the date hereof;

and the Banks shall have received a Compliance Certificate dated the date hereof certifying, inter alia, that the conditions set forth in this subsection 4.1(f) are satisfied on such date.

               (g) The Banks shall have executed and delivered the Collateral Agent Agreement.

               (h) All legal matters incident to the initial Loans shall be satisfactory to counsel to each Bank.

          Section 4.2    Conditions to Subsequent Loans.

               The obligation of each Bank to make each Loan subsequent to its initial Loan shall be subject to the fulfillment of the condition precedent that each Bank shall have received a

Borrowing Notice in accordance with Section 2.2 hereof, containing, in addition to the notice of borrowing, a representation by the Borrower (signed by the president or chief financial officer of the Borrower) that no Default or Event of Default has occurred and is continuing.


     Article 5.   Delivery of Financial Reports,
                  Documents and Other Information.

          While the Commitments are outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to the Banks under this Agreement, and until payment in full of the Notes and full and complete performance of all of its other obligations arising hereunder, the Borrower shall deliver to each
Bank:

          Section 5.1    Annual Financial Statements.

               Annually, as soon as available, but in any event within one hundred (100) days after the last day of each of its fiscal years, a consolidated balance sheet of the Borrower and the Subsidiaries as at such last day of the fiscal year, and consolidated statements of income, shareholders' equity and cash flows, for such fiscal year, each prepared in accordance with generally accepted accounting principles consistently applied, in reasonable detail, and certified without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit by Arthur Andersen LLP or another firm of independent certified public accountants satisfactory to the Banks, which shall state that such consolidated financial statements present fairly the consolidated financial position, the consolidated results of operations and cash flows of the Borrower as at and for the year ending on its date and as having been prepared in accordance with generally accepted accounting prin-ciples.

          Section 5.2    Quarterly Financial Statements.

               As soon as available, but in any event within (i) seventy (70) days after the end of each of the Borrower's first three fiscal quarterly periods and (ii) one hundred (100) days after the end of each of the Borrower's fourth fiscal quarterly periods, a consolidated and consolidating balance sheet of the Borrower and the Subsidiaries as of the last day of such quarter and consolidated and consolidating statements of income and cash flows, for such quarter, and on a comparative basis figures for the corresponding period of the immediately preceding fiscal year, all in reasonable detail, each such statement to be certified in a certificate of the president or chief financial officer of the Borrower and the Subsidiaries as fairly presenting the consolidated and consolidating financial position, the consolidated and consolidating results of operations and cash flows of the Borrower as at its date and for such quarter and as having been prepared in accordance with generally accepted accounting principles consis-tently applied (subject to year-end audit adjustments).

          Section 5.3    Projections.

               Annually, as soon as available, but in any event within 60 days after the last day of each of the Borrower's fiscal years, consolidated and consolidating projections of the Borrower and the Subsidiaries for the following five (5) fiscal years of the Borrower.

          Section 5.4    Compliance Information.

               Promptly after a written request therefor, such other financial data or information evidencing compliance with the requirements of this Agreement, the Notes and the other Loan Documents, as any Bank may reasonably request from time to time.

          Section 5.5    No Default Certificate.

               At the same time as it delivers the financial statements required under the provisions of Section 5.2 hereof, a certificate of the president or chief financial officer of the Borrower to the effect that no Default or Event of Default hereunder and that no default under any other agreement to which the Borrower or any of the Subsidiaries is a party or by which it is bound, or by which, to the best knowledge of the Borrower or any Subsidiary any of its properties or assets, taken as a whole, may be materially adversely affected, and no event which, with the giving of notice or the lapse of time, or both, would constitute such an Event of Default or default, exists, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement. Such certificate shall be accompanied by a detailed calculation indicating compliance with the covenants contained in Sections 6.9, 7.3, 7.4, 7.8 (other than 7.8(a)) and
7.11 hereof.

          Section 5.6    Certificate of Accountants.

               At the same time as it delivers the financial statements required under the provisions of Section 5.1 hereof, a certificate of the independent certified public accountants of the Borrower to the effect that during the course of their audit of the operations of the Borrower and its condition as of the end of the fiscal year, nothing has come to their attention which would indicate that the Borrower was not in compliance with any of the terms, covenants, provisions or conditions of Section 6.9 or
Article 7 insofar as they relate to accounting matters, or, if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement.

          Section 5.7    Accountants' Reports.

               Promptly upon receipt thereof, copies of all other reports submitted to the Borrower by its independent certified public accountants in connection with any annual or interim audit or review of the books of the Borrower made by such accountants.

          Section 5.8    Copies of Documents.

               (a) Promptly upon their becoming available, copies of any: (i) financial statements, projections, and requests for waivers, in each case, delivered by the Borrower or any of the Subsidiaries to any lending institution other than the Banks;
(ii) correspondence or notices received by the Borrower from any federal, state or local governmental authority that regulates the operations of the Borrower or any of its Subsidiaries or relating to an actual or threatened change or development that would be materially adverse to the Borrower or any Subsidiary; (iii) regis-tration statements and any amendments and supplements thereto, and any regular and periodic reports, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of the said Commission; and (iv) any other items which the Banks may reasonably request.

               (b) Promptly upon request by any Bank, copies of all acquisition agreements, exhibits, schedules, documents and other agreements relating to any Permitted Acquisition (as and when available and whether in draft or final form).

          Section 5.9    Certain Notices.

               Promptly, notice of the occurrence of any Default or Event of Default, or any event that would constitute or cause a material adverse change in the condition, financial or otherwise, or the operations of the Borrower or any of its Subsidiaries on a consolidated basis.

          Section 5.10   ERISA Notices and Requests.

               Notice of any of the following within twenty (20) days after such event or occurrence:

               (a) the Borrower or any ERISA Affiliate knowing or having reason to know that a Termination Event has occurred or that a Defined Contribution Plan has been terminated or partially terminated, and a written statement by the appropriate chief financial officer setting forth the details of such event;

               (b) the filing of a request for a funding waiver by the Borrower or any ERISA Affiliate with respect to any Pension Plan, and a copy of such request and all communications received by the Borrower or any ERISA Affiliate with respect to such request;

               (c) receipt by the Borrower or any ERISA Affiliate of a notice of the PBGC's intent to terminate a Pension Plan, and a copy of such notice;

               (d) the Borrower or any ERISA Affiliate failing to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code by the due date, and a written notice of such failure;

               (e) the Borrower or any ERISA Affiliate knowing or having reason to know that a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan, and a written statement of the appropriate chief financial officer describing such transaction and the action taken;

               (f) the establishment of a Pension Plan and written notice of such occurrence;

               (g) receipt by the Borrower or any ERISA Affiliate of any disqualification notice from the Internal Revenue Service regarding the qualification of a Pension Plan under Section 401(a) of the Code and a copy of such letter;

               (h) upon the request of either Bank, the filing of an annual report (Form 5500 series), including Schedule B thereto, filed by the Borrower or any ERISA Affiliate with respect to a Employee Benefit Plan, and a copy of such report;

               (i) upon request of either Bank, receipt by the Borrower or any ERISA Affiliate of an actuarial report for any Pension Plan, and a copy of such report;

               (j) receipt by the Borrower or any ERISA Affiliate of all correspondence from the PBGC, the Secretary of Labor or any representative of the IRS with respect to any Employee Benefit Plans, relating to an actual or threatened change or development which would have a materially adverse effect on Borrower's business; and

               (k) receipt by the Borrower or any ERISA Affiliate of any correspondence from a Multiemployer Plan with respect to withdrawal liability.

          Section 5.11   Permitted Acquisition Deliveries.

               Not later than ten (10) Business Days after the consummation of a Permitted Acquisition, (i) on a pro forma basis after giving effect to the proposed acquisition and based on reasonable assumptions made by the Borrower in good faith, a consolidated and consolidating balance sheet of the Borrower, its Subsidiaries and each Eligible Business, and a related consolidated and consolidating statement of income and statements of cash flow for the three (3) fiscal years following the date of such acquisition, each such statement (1) to show all deferred and contingent payments which the Borrower or the Eligible Business, as applicable, directly or indirectly, would be required to make based on the Eligible Business' projected pro forma results of operations, and (2) to be accompanied by a certificate of the chief financial officer of the Borrower certifying that after giving effect to the acquisition, no Default or Event of Default has occurred and is continuing, which certificate shall be accompanied by a list of Liens, Indebtedness, guaranties and letters of credit incurred or otherwise assumed in connection with such acquisition and such other information as any Bank may reasonably request.

     Article 6.   Affirmative Covenants.

          While the Commitments are outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to the Banks under this Agreement, and until payment in full of the Notes and full and complete performance of all of its other obligations arising hereunder, the Borrower shall and shall cause each Subsidiary to:

          Section 6.1    Books and Records.

               Keep proper books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to its business and activities.

          Section 6.2    Inspections and Audits.

               Permit the Banks (i) to make or cause to be made (and, after the occurrence of and during the continuance of an Event of Default, at the Borrower's expense), inspections and audits of any books, records and papers of the Borrower and each of its Subsidiaries and to make extracts therefrom and copies thereof and (ii) make inspections and examinations of any properties and facilities of the Borrower and the Subsidiaries on reasonable notice, at all such reasonable times and as often as either Bank may reasonably require, in order to assure each Bank that the Borrower is and will be in compliance with its obligations under the Loan Documents or to evaluate either Bank's investment in the then outstanding Notes.

          Section 6.3    Maintenance and Repairs.

               Maintain in good repair, working order and condi-tion, subject to normal wear and tear, all material properties and assets from time to time owned by it and used in or necessary for the operation of its business, and make all reasonable repairs, replacements, additions and improvements thereto.

          Section 6.4    Continuance of Business.

               Do, or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its corporate existence and all permits, rights and privileges necessary for the proper conduct of its business and continue to engage in the same line of business and comply in all material respects with all applicable laws, regulations and orders.

          Section 6.5    Copies of Corporate Documents.

               Promptly deliver to the Banks copies of any amend-ments or modifications to its and any Subsidiary's certificate of incorporation and by-laws, certified with respect to the certificate of incorporation by the Secretary of State of its state of incorporation and, with respect to the by-laws, by the secretary or assistant secretary of such corporation.

          Section 6.6    Perform Obligations.

               Pay and discharge all of its obligations and liabilities, including, without limitation, all taxes, assessments and governmental charges upon its income and properties when due, unless and to the extent only that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by the Borrower, or, as the case may be, by the appropriate Subsidiary and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien, other than a Permitted Lien, against any of its properties.

          Section 6.7    Notice of Litigation.

               Promptly notify the Banks in writing of any litigation, legal proceeding or dispute (including, without limitation, any Environmental Proceeding), other than disputes in the ordinary course of business or, whether or not in the ordinary course of business, involving amounts in excess of One Million ($1,000,000) Dollars, affecting the Borrower, any Subsidiary or any Eligible Business whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

          Section 6.8    Insurance.

               (a) (i) Maintain with responsible insurance companies such insurance on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses; (ii) file with each of the Banks upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; and (iii) within ten (10) days after notice in writing from the Banks, obtain such additional insurance as either Bank may reasonably request; provided, that, the Borrower may maintain self-insurance consistent with its past practices and policies; and

          (b) Carry all insurance available through the PBGC or any private insurance companies covering its obligations to the PBGC.

          Section 6.9    Financial Covenants.

               Have or maintain, on a consolidated basis:

               (a) A Quick Ratio of not less than 1.10:1.00 at all times.

               (b)  Tangible Net Worth at not less than
$120,000,000 at all times, provided that for purposes of calculating Tangible Net Worth for this subsection 6.9(b), any net loss after-income tax up to an aggregate amount of $6,000,000 recognized by the Borrower from the sale or other disposition of Standard-Keil or Western Synthetic shall be excluded.

               (c) As of the end of each fiscal quarter, a Funded Debt to Cash Flow Ratio for the most recently completed four fiscal quarters at not more than 4.00 to 1.00.

               (d) The ratio of (a) Unsubordinated Liabilities of the Borrower and its Subsidiaries to (b) the sum of Tangible Net
Worth plus Subordinated Debt of the Borrower and its Subsidiaries at not more than 1.25 to 1.00 at all times.

          Section 6.10   Notice of Certain Events.

               (a) Promptly notify the Banks in writing of the occurrence of any "Reportable Event", as defined in Section 4043 of ERISA, if a notice of such Reportable Event is required under ERISA to be delivered to the PBGC within 30 days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action the Borrower or any ERISA Affiliate intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC.

               (b) Promptly notify the Banks in writing of the receipt by the Borrower or any ERISA Affiliate of an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any Multiemployer Plan, which liability of the Borrower and/or any ERISA Affiliate may exceed $1,000,000 in aggregate amount, and a statement of the action that the Borrower or any ERISA Affiliate intends to take with respect thereto.

               (c) Promptly notify the Banks in writing if the Borrower or any Subsidiary receives: (i) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against the Borrower or such Subsidiary alleging violations of any Environmental Law and Regula-tion which could reasonably be expected to result in liability to the Borrower or any Subsidiary in excess of $1,000,000, or (ii) any notice from any governmental body or any other Person alleging that the Borrower or such Subsidiary is or may be subject to any Environmental Liability in excess of $1,000,000; and promptly upon receipt thereof, provide the Banks with a copy of such notice together with a statement of the action the Borrower or such Subsidiary intends to take with respect thereto.

          Section 6.11   Comply with ERISA.

               Materially comply with all applicable provisions of ERISA and the Code now or hereafter in effect.

          Section 6.12   Environmental Compliance.

               Operate all property owned or leased by it such that no obligation, including a clean-up obligation, shall arise under any Environmental Law and Regulation, which obligation would constitute a Lien on any property of the Borrower or any of its Subsidiaries; provided, however, that in the event that any such claim is made or any such obligation arises, the Borrower or such Subsidiary shall, at its own cost and expense:

               (a) provide the Banks with prompt written notice with respect to any suit or claim initiated or threatened against the Borrower or any of its Subsidiaries involving liability in excess of $1,000,000; and

               (b) either: (i) immediately satisfy such claim or obligation; or (ii) contest such claim by appropriate proceedings and upon final judgment (subject to no further appeal) immediately satisfy such judgment; provided, however, that, in all such cases, the Borrower shall file a bond when necessary to avoid the creation of a Lien against any of its or any of its Subsidiaries' properties; and provided, further, that the Borrower shall indemnify and hold harmless the Banks from any liability, responsibility or obligation in respect thereof or in respect of any clean-up or any other liability, as successor, secured party or otherwise for any reason, including, without limitation, the enforcement of the Banks' rights under any Loan Document or by operation of law.

          Section 6.13   Pledge of Clopay Capital Stock.

               Pledge to the Banks all of the issued and outstanding capital stock of Clopay at such time as the outstanding principal amount of the Loans exceeds $20,000,000, pursuant to a pledge agreement substantially in the form of Exhibit A-3 hereto, and deliver to the Banks all of the stock certificates representing such shares, together with stock powers duly executed in blank and undated, and proxies with respect thereto.


     Article 7.   Negative Covenants.

          While the Commitments are outstanding, and, in the event any Loan remains outstanding, so long as the Borrower is indebted to the Banks under this Agreement, and until payment in full of the Notes and full and complete performance of all of its other obligations arising hereunder, the Borrower shall not and shall not permit any of its Subsidiaries to do or agree to do, or permit to be done, any of the following:

          Section 7.1    Indebtedness.

               Create, incur, permit to exist or have outstanding any Indebtedness that would violate the terms of this Agreement.

          Section 7.2    Liens.

               Create, or assume or permit to exist, any Lien on any of the properties or assets of the Borrower or any of its Subsidiaries whether now owned or hereafter acquired, except:

               (a)  Permitted Liens;

               (b)  Liens in favor of the Banks under the Loan
Documents;

               (c) Purchase money mortgages or security interests, conditional sale arrangements and other similar security interests, on property acquired by the Borrower or any Subsidiary (hereinafter referred to individually as a "Purchase Money Security Interest") with the proceeds of Indebtedness; provided, however, that:

                    (i)  The transaction in which any Purchase
Money Security Interest is proposed to be created is not then prohibited by this Agreement;

                   (ii) Any Purchase Money Security Interest shall attach only to the property or asset acquired in such transaction and shall not extend to or cover any other assets or properties of the Borrower or, as the case may be, a Subsidiary;

                  (iii) The Indebtedness secured or covered by any Purchase Money Security Interest is secured solely by such Purchase Money Security Interest and shall not exceed the cost of the property or asset acquired; and

                    (iv) Such Indebtedness may be refinanced provided that the principal amount of such outstanding Indebtedness is not increased;

               (d) The interests of the lessor under any Capi-talized Lease as permitted hereunder;

               (e) Liens on specifically identified inventory and accounts receivable covered by bankers acceptances resulting from import letters of credit which do not cover any assets other than those financed with such bankers acceptances;

               (f) Liens securing Indebtedness permitted to exist in accordance with the terms of Section 7.4 hereof in connection with a Permitted Acquisition, provided that (i) such Liens were existing prior to the Permitted Acquisition in which such Indebtedness was assumed or acquired and not created in contemplation of such Permitted Acquisition, and (ii) such Liens shall only attach to or encumber the property and assets acquired in the Permitted Acquisition in which such Indebtedness was assumed or acquired and shall not attach to or encumber any other property or assets of the Borrower or any Subsidiary (including, without limitation, any Eligible Business); and

               (g)  As set forth on Exhibit D hereto.


          Section 7.3    Guaranties.

               Except (i) as set forth on Exhibit K hereto, (ii) guarantees of the Borrower and its Subsidiaries not in excess of an aggregate of $5,000,000 at any one time outstanding, (iii) guarantees by the Borrower or any Subsidiary of obligations of the Subsidiaries, (iv) guarantees by a Subsidiary of obligations of the Borrower under leases for real or personal property, provided, that such Subsidiary will utilize all or a portion of such property, and

(v) other Contingent Obligations not described in the preceding clauses (i) through (iv) of the Borrower and the Subsidiaries not in excess of an aggregate amount of 20% of the consolidated Tangible Net Worth of the Borrower and its Subsidiaries (as computed at any time as shown on the Borrower's Financial Statements most recently delivered to the Banks) at any one time outstanding, assume, endorse, be or become liable for, or guarantee, (a) the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, or (b) any Contingent Obligations. For the purposes hereof, the term "guarantee" shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another Person, or to supply funds to or in any manner invest in another Person in connection with such Person's Indebtedness.

          Section 7.4    Mergers, Acquisitions.

               Merge or consolidate with any Person (whether or not the Borrower or any Subsidiary is the surviving entity), or acquire all or substantially all of the assets or any of the capital stock of any Person; provided, however, that (i) any Subsidiary may merge with and into any other Subsidiary or the Borrower (so long as the Borrower or a wholly-owned Subsidiary is the surviving entity) and
(ii) the Borrower or any Subsidiary may make Permitted
Acquisitions.

          Section 7.5    Redemptions; Distributions.

               Upon the occurrence and during the continuance of a Default or Event of Default or, if any Default or Event of Default would exist after giving effect to any of the following:

               (a) Purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, any shares of any class of stock of the Borrower now or hereafter outstanding or set apart any sum for any such purpose; or

               (b) Declare or pay any dividends or make any distribution of any kind on the Borrower's outstanding stock, or set aside any sum for any such purpose, except that the Borrower may declare or pay any dividend payable solely in shares of its capital stock.

          Section 7.6    Stock Issuance.

               Issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of the capital stock of any Subsidiary, except (a) in connection with stock dividends permitted under subsection 7.5(b) hereof and
(b) to the Borrower.

          Section 7.7    Changes in Business and
                         Sales or Pledges of Assets.

               Make any material change in its business on a consolidated basis, or in the nature of its operation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, assets or business except in the ordinary course of business and for a fair consideration or dispose of any shares of stock (other than sales or issuances of the Borrower's treasury stock) or any Indebtedness, whether now owned or hereafter acquired, or discount, sell, pledge, hypothecate or otherwise dispose of accounts receivable, except in the ordinary course of business and for fair consideration; provided, however, that the Borrower or any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of (a) its property and assets the fair market value of which does not exceed in the aggregate in any fiscal year five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries as of the end of the immediately preceding fiscal year for fair consideration, (b) the capital stock of any Subsidiary (i) the net revenues of which do not exceed five percent (5%) of the consolidated net revenues of the Borrower and its Subsidiaries or (ii) the assets of which do not exceed five percent (5%) of the consolidated assets of the Borrower and its Subsidiaries; provided, however, that in no event may the Borrower or any Subsidiary convey, sell, lease, assign, transfer or otherwise dispose of any capital stock that is at any time pledged to the Banks pursuant to the Security Documents, (c) all or any portion of the property and assets of Standard-Keil and Western Synthetic and (d) all or any portion of the capital stock of Standard-Keil.

          Section 7.8    Investments.

               Make, or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of the Borrower or any of the Subsidiaries, except Investments which do not in the aggregate, exceed $1,000,000 and:

               (a)  Investments in:

                    (i)  obligations issued or guaranteed by the
United States of America;

                   (ii) certificates of deposit, bankers accep-tances and other "money market instruments" issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000;

                    (iii) open market commercial paper bearing the highest credit rating issued by Standard & Poor's Corporation or by another nationally recognized credit rating agency;

                    (iv) repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000 relating to United States of America government obligations;

                    (v)  shares of "money market funds", each
having net assets of not less than $100,000,000; and

                    (vi) corporate bonds rated at least AA or the equivalent thereof by Standard & Poor's Corporation or Aa or the equivalent thereof by Moody's Investors Service, Inc.;

in each case maturing or being due or payable in full not more than 180 days after the Borrower's acquisition thereof;

               to the business of the Borrower or any Subsidiary in an aggregate amount not to exceed $5,000,000;

               (c) Investment by the Borrower in any majority-owned Subsidiary; and

               (d) Permitted Acquisitions by the Borrower or any Subsidiary pursuant to Section 7.4 hereof.

          Section 7.9    Fiscal Year.

               Change its fiscal year.

          Section 7.10   ERISA Obligations.

               The Borrower will not:

               (a) permit the occurrence of any Termination Event, or the occurrence of a termination or partial termination of a Defined Contribution Plan which would have a material adverse effect on the Borrower; or

               (b) permit any accumulated deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) in excess of $1,000,000 in the aggregate liability to the Borrower and its ERISA Affiliates with respect to all Pension Plans, whether or not waived; or

               (c) engage, or permit the Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code which would have a material adverse effect on the Borrower; or

               (d) engage or permit the Borrower or any ERISA Affiliate to engage, in any breach of fiduciary duty under Part 4 of Title I of ERISA for which 20 percent of the applicable recovery amount under Section 502(l) of ERISA which would have a material adverse effect on the Borrower; or

               (e) fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

          Section 7.11   Rental Obligations.

               Enter into, or permit to remain in effect, any lease of personal property during any fiscal year (other than Capitalized Leases), if, after giving effect thereto, the aggregate amount of all rentals under any such lease, including, without limitation, all percentage rents, due from the Borrower and the Subsidiaries thereunder would exceed an amount equal to four (4%) percent of the gross sales of the Borrower and its Subsidiaries on a consolidated basis for the preceding fiscal year.

          Section 7.12   Transactions with Affiliates.

               Except as expressly permitted by this Agreement, directly or indirectly: (a) make any Investment in an Affiliate;
(b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that: (i) payments on Investments expressly permitted by Section
7.8 hereof may be made, (ii) any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity,
(iii) the Borrower may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower as the monetary or business consideration that would obtain in a comparable arm's length transaction with a Person not an Affiliate and (iv) the Borrower or any Subsidiary may make loans to Persons who are stockholders, officers or directors of the Borrower or a Subsidiary which do not, in the aggregate, exceed $250,000; provided, however, that for purposes of this Section 7.12 an Affiliate shall not be deemed to include a Subsidiary of the Borrower.

          Section 7.13   Hazardous Material.

          (a) Cause or permit (i) any "Hazardous Material" (as defined in any applicable Environmental Laws and Regulations) to be placed, held, located or disposed of, on, under or at any real property used in connection with the operation of the business of the Borrower or any of its Subsidiaries ("Real Property") or any part thereof, except for such Hazardous Materials which are necessary for the Borrower's operation of its business thereon and which shall be used, stored and disposed of in compliance with all applicable Environmental Laws and Regulations or (ii) such Real Property or any part thereof to be used as a collection, storage or dump site for any Hazardous Material.

          (b) The Borrower and each Subsidiary acknowledges and agrees that the Banks shall have no liability or responsibility for either:

               (i) damage, loss, or injury to human health, the environment or natural resources caused by the presence, disposal, release or threatened release of Hazardous Materials on any part of such real property; or

               (ii) abatement and/or clean-up required under any applicable Environmental Laws and Regulations for a release, threatened release or disposal of any Hazardous Materials located at such real property or used by or in connection with the Borrower's or any Subsidiary's or any such tenant's business.

          Section 7.14   Regulation U.

               Not use any part of the proceeds received by the Borrower from the Loans directly or indirectly for: (a) any purpose other than as set forth in Section 2.9 hereof, or (b) the purpose of purchasing or carrying, or for payment in full or in part of Indebtedness that was incurred for the purposes of purchasing or carrying, any "margin stock", as such term is defined in 221.3 of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II, Part 221, other than purchases made in compliance with Regulation U.

     Article 8.   Events of Default.

          If any one or more of the following events ("Events of Default") shall occur and be continuing, the Commitments shall terminate and the entire unpaid balance of the principal of and interest on the Notes outstanding and all other obligations and Indebtedness of the Borrower to each Bank arising hereunder and under the other Loan Documents shall immediately become due and payable upon written notice to that effect given to the Borrower by either Bank upon consent of the Majority Banks (except that in the case of the occurrence of any Event of Default described in Section
8.6 no such notice shall be required), without presentment or demand for payment, notice of non-payment, protest or further notice or demand of any kind, all of which are expressly waived by the Borrower:

          Section 8.1    Payments.

               Failure to make (i) any payment or mandatory prepay-ment of principal under any Note when due or (ii) any payment or mandatory prepayment of interest upon any Note or to make any payment of any Fee not later than five (5) days after such payment or prepayment is due; or

          Section 8.2    Certain Covenants.

               Failure to perform or observe any of the agreements of the Borrower contained in Section 6.9, Section 6.13 or Article
7 hereof; or

          Section 8.3    Other Covenants.

               Failure by the Borrower or any Subsidiary to perform or observe any other term, condition or covenant of this Agreement or of any of the other Loan Documents to which it is a party, which shall remain unremedied for a period of 15 days after notice thereof shall have been given to the Borrower by either Bank; or

          Section 8.4    Other Defaults.

               (a)  Failure to perform or observe any term,
condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which the Borrower or any Subsidiary is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), so that, as a result of any such failure to perform, the Indebtedness included therein or secured or covered thereby has been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

               (b) Any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, the Indebtedness included therein or secured or covered thereby has been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

               (c) Failure to pay any Indebtedness for borrowed money when due;

provided, however, that the provisions of this Section 8.4 shall not be applicable to any Debt Instrument that on the date this
Section 8.4 would otherwise be applicable thereto, relates to or evidences Indebtedness in a principal amount of less than $500,000; or

          Section 8.5    Representations and Warranties.

               Any representation or warranty made in writing to the Banks in any of the Loan Documents, or any certificate, statement or report made or delivered in compliance with this Agreement, shall have been false or misleading in any material respect when made or delivered; or

          Section 8.6    Bankruptcy.

               (a) The Borrower or any Subsidiary shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or the Borrower or any Subsidiary shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of thirty (30) days or more; or any order for relief shall be entered in any such proceeding; or the Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

               (b) The Borrower or any Subsidiary shall generally not pay its debts as such debts become due; or

               (c) The Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within thirty (30) days from the date thereof; or

          Section 8.7    Judgments.

               Any judgment against the Borrower or any Subsidiary or any attachment, levy or execution against any of their properties for any amount in excess of $500,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days or more; or

          Section 8.8    ERISA.

               (a) The termination of any Pension Plan or the institution by the PBGC of proceedings for the involuntary termination of any Pension Plan, in either case, by reason of, or that results in, a material "accumulated funding deficiency" with respect to the Borrower and its ERISA Affiliates, individually or in the aggregate, under Section 412 of the Code; or

               (b) Failure by the Borrower to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Pension Plans hereafter established or assumed by it; or

          Section 8.9    Liens.

               Any of the Liens created and granted to the Collateral Agent for the ratable benefit of the Banks under the Security Documents shall fail to be valid, first, perfected Liens, subject to no prior or equal Lien, except as permitted by
Section 7.2 hereof; or

          Section 8.10   Change of Control.

               A Change of Control shall occur.

     Article 9.   Miscellaneous Provisions.

          Section 9.1    Fees and Expenses; Indemnity.

               The Borrower will on demand pay: (a) all reasonable costs of each Bank in preparing the Loan Documents and (b) all costs and expenses of the issuance of the Notes and of the Borrower's performance and the Subsidiaries' performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with (including, without limitation, all costs of filing or recording any assignments, mortgages, financing statements and other documents), and (c) the fees and expenses and disbursements of special counsel to each Bank and the Collateral Agent and of examiners and consultants of each Bank in connection with the preparation, execution and delivery, review, administration, interpretation and enforcement of the Loan Documents, the consummation of the transactions contemplated by all such documents, the negotiation, preparation, execution and delivery of any amendment, modification or supplement of or to, or any consent or waiver under, any such document (or any such instrument which is proposed but not executed and delivered) and with any claim or action threatened, made or brought against either Bank or the Collateral Agent arising out of or relating to any extent to the Loan Documents, or the transactions contemplated hereby or thereby. In addition, the Borrower will on demand pay all costs and expenses (including, without limitation, fees and disbursements of counsel) suffered or incurred by each Bank and the Collateral Agent in connection with its enforcement of the payment of the Note held by it or any sum due to it under the Loan Documents, or any of its other rights hereunder or thereunder. In addition to the foregoing, the Borrower shall indemnify each Bank and the Collateral Agent and each of their respective directors, officers, employees, attorneys, agents and Affiliates against, and hold each of them harmless from, any loss, liabilities, damages, claims, costs and expenses (including reasonable attorneys' fees and disbursements) suffered or incurred by any of them arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Loans and any and all transactions related to or consummated in connection with the Loans, including, without limitation, losses, liabilities, damages, claims, costs and expenses suffered or incurred by each Bank or the Collateral Agent or any of their respective directors, officers, employees, attorneys or Affiliates in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to each Bank or the Collateral Agent hereunder or at common law or otherwise. All fees, expenses, costs, charges and other amounts payable by the Borrower hereunder shall be deemed to be Obligations, and each Bank or the Collateral Agent may, in its sole discretion, exercise its rights under Section 9.5 of this Agreement in respect of any or all thereof. The provisions of this Section
9.1 shall survive the payment of the Notes and the termination of this Agreement.

          Section 9.2    Taxes.

               If, under any law in effect on the date of the closing of any Loan hereunder, or under any retroactive provision of any law subsequently enacted, it shall be determined that any Federal, state or local tax is payable in respect of the issuance of any Note, or in connection with the filing or recording of any assignments, mortgages, financing statements, or other documents (whether measured by the amount of Indebtedness secured or otherwise) as contemplated by this Agreement, then the Borrower will pay any such tax and all interest and penalties, if any, and will indemnify each Bank and the Collateral Agent against and save each of them harmless from any loss or damage resulting from or arising out of the nonpayment or delay in payment of any such tax. If any such tax or taxes shall be assessed or levied against either Bank or the Collateral Agent, such Bank or the Collateral Agent, as the case may be, may notify the Borrower and make immediate payment thereof, together with interest or penalties in connection therewith, and shall thereupon be entitled to and shall receive immediate reimbursement therefor from the Borrower.
Notwithstanding any other provision contained in this Agreement, the covenants and agreements of the Borrower in this Section 9.2 shall survive payment of the Notes and the termination of this Agreement.

          Section 9.3    Payments.

               As set forth in Article 2 hereof, all payments by the Borrower on account of principal, interest, fees and other charges (including any indemnities) shall be made to each Bank or the Collateral Agent at its Applicable Lending Office, in lawful money of the United States of America in immediately available funds, by wire transfer or otherwise, not later than 11:00 A.M. New York City time on the date such payment is due. Any such payment made on such date but after such time shall, if the amount paid bears interest, be deemed to have been made on, and interest shall continue to accrue and be payable thereon until, the next succeed-ing Business Day. If any payment of principal or interest becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension shall be included in computing interest in connection with such payment.
All payments hereunder and under the Notes shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement and the Notes (after withholding for or on account of: (i) any present or future taxes, levies, imposts, duties or other similar charges of whatever nature imposed by any government or any political subdivision or taxing authority thereof, other than any tax (except those referred to in clause (ii) below) on or measured by the net income of the Bank or the Collateral Agent to which any such payment is due pursuant to applicable federal, state and local income tax laws, and (ii) deduction of amounts equal to the taxes on or measured by the net income of such Bank or the Collateral Agent payable by such Bank or the Collateral Agent with respect to the amount by which the payments required to be made under this sentence exceed the amounts otherwise specified to be paid in this Agreement and the Notes). Upon payment in full of any Note, the Bank holding such Note shall mark the Note "Paid" and return it to the Borrower.

          Section 9.4    Survival of Agreements and
                         Representations; Construction.

               All agreements, representations and warranties made herein shall survive the delivery of this Agreement and the Notes. The headings used in this Agreement and the table of contents are for convenience only and shall not be deemed to constitute a part hereof. All uses herein of the masculine gender or of singular or plural terms shall be deemed to include uses of the feminine or neuter gender, or plural or singular terms, as the context may require.

          Section 9.5    Lien on and Set-off of Deposits.

               As security for the due payment and performance of all the Obligations, the Borrower hereby grants to each Bank and the Collateral Agent a Lien on any and all deposits or other sums at any time credited by or due from either Bank or the Collateral Agent to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to either Bank or the Collateral Agent from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence and during the continuance of any Event of Default be set-off, appropriated and applied by either Bank or the Collateral Agent against any of the Obligations, whether or not any of such Obligations is then due or is secured by any collateral, or, if it is so secured, whether or not the collateral held by either Bank or the Collateral Agent is considered to be adequate, all as set forth in and pursuant to
Section 2.16 hereof.

          Section 9.6    Modifications, Consents and
                         Waivers; Entire Agreement.

               No modification, amendment or waiver of or with respect to any provision of this Agreement, any Notes, the Security Documents, or any of the other Loan Documents and all other agreements, instruments and documents delivered pursuant hereto or thereto, nor consent to any departure by the Borrower from any of the terms or conditions thereof, shall in any event be effective unless it shall be in writing and signed by the Majority Banks; provided, however, that notwithstanding the foregoing, without the written consent of each Bank and the Collateral Agent, in no event shall any amendment, modification, waiver or consent:

               (a) Be effective with respect to Article 2 or
Article 3 (it being understood that a waiver of any Default or Event of Default under Section 8.5 hereof shall not constitute an amendment or modification of any Section therein), or Sections 8.1 or 9.6 hereof or the definitions in Article 1 which are used in any of the foregoing;

               (b) Extend the final maturity of any Loan or Note (it being understood that any waiver of the application of any prepayment of or the method of application of any prepayment to the amortization of, the Loans shall not constitute any such extension) or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

               (c)  Reduce the percentage specified in the
definition of Majority Banks;

               (d) Increase the amount of the Commitment of any Bank hereunder (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Bank);

               (e)  Extend the Commitment Termination Date;

               (f) Release or permit the release of any asset pledged under any of the Security Documents; or

               (g) Consent to any assignment by the Borrower of the Obligations.

Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents embody the entire agreement and understanding among the Banks, the Collateral Agent and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

          Section 9.7    Remedies Cumulative.

               Each and every right granted to the Banks and the Collateral Agent hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either Bank or the Collateral Agent to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right. The due payment and performance of the Obligations shall be without regard to any counterclaim, right of offset or any other claim whatsoever that the Borrower may have against either Bank or the Collateral Agent and without regard to any other obligation of any nature whatsoever that either Bank or the Collateral Agent may have to the Borrower, and no such counter-claim or offset shall be asserted by the Borrower in any action, suit or proceeding instituted by either Bank or the Collateral Agent for payment or performance of the Obligations.

          Section 9.8    Further Assurances.

               At any time and from time to time, upon the request of either Bank or the Collateral Agent, the Borrower shall execute, deliver and acknowledge or cause to be executed, delivered and acknowledged, such further documents and instruments and do such other acts and things as either Bank or the Collateral Agent may reasonably request in order to fully effect the purposes of this Agreement, the other Loan Documents and any other agreements, instruments and documents delivered pursuant hereto or in con-nection with the Loans.

          Section 9.9    Notices.

               All notices, requests, reports and other communi-cations pursuant to this Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by certified mail, return receipt requested, except for routine reports delivered in compliance with Article 5 hereof which may be sent by ordinary first-class mail) or telegram or telecopy, addressed as follows:

               (a)  If to the Borrower:

                    Griffon Corporation
                    100 Jericho Quadrangle
                    Jericho, New York 11753
                    Attention: Robert Balemian
                    Telecopier No.: (516) 938-5644

                    with a copy to:

                    Blau, Kramer, Wactlar &
                      Lieberman, P.C.
                    100 Jericho Quadrangle
                    Jericho, New York  11753
                    Attention: Edward I. Kramer
                    Telecopier No.: (516) 822-4824


               (b)  If to Chemical:

                    Chemical Bank
                    7600 Jericho Turnpike
                    Suite 306
                    Woodbury, NY 11797
                    Attention: Barbara G. Bertschi
                               Vice President
                    Telecopier No.:  (516) 364-3307


               (c)  If to NatWest or the Collateral Agent:

                    NatWest Bank N.A.
                    100 Jericho Quadrangle
                    Jericho, New York 11753
                    Attention:  Christopher J. Mendelsohn
                                Vice President
                    Telecopier No.: (516) 349-2098

                    with a copy (other than in the case
                    of Borrowing Notices and reports
                    and other documents delivered in
                    compliance with Article 5 hereof) to:

                    Winston & Strawn
                    175 Water Street
                    New York, New York 10038
                    Attention:  Susan Berkwitt-Malefakis, Esq.
                    Telecopier No.: (212) 952-1474

Any notice, request or communication hereunder shall be deemed to have been given on the day on which it is telecopied to such party at the telecopier number specified above or delivered by hand or such commercial messenger service to such party at its address specified above, or, if sent by mail, on the third Business Day after the day deposited in the mail, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid. Any party may change the person, address or telecopier number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

          Section 9.10   Counterparts.

               This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 9.11   Severability.

               The provisions of this Agreement are severable, and if any clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdic-tion, or any other clause or provision in this Agreement in any jurisdiction. Each of the covenants, agreements and conditions contained in this Agreement is independent and compliance by the Borrower with any of them shall not excuse non-compliance by the Borrower with any other. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limita-tions of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

          Section 9.12   Binding Effect; No Assignment
                         or Delegation by Borrower.

               This Agreement shall be binding upon and inure to the benefit of the Borrower and its successors and to the benefit of the Banks and the Collateral Agent and their respective successors and assigns. The rights and obligations of the Borrower under this Agreement shall not be assigned or delegated without the prior written consent of each Bank and the Collateral Agent, and any purported assignment or delegation without such consent shall be void.

          Section 9.13  Assignments and Participations by Banks.

               (a) Each Bank may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Note or Notes held by it); provided, however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank's rights and obligations under this Agreement,
(ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $500,000, (iii) each assignee shall agree in writing satisfactory in form and substance to the Collateral Agent to be bound by the terms and conditions of the Collateral Agent Agreement, (iv) each such assignment other than to a Bank or a banking Affiliate of a Bank shall require the consent of the Borrower, and (v) each such assignment shall be to an Eligible Assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof: (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

               (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee there-under confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;
(ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

               (c) Upon its receipt of an Assignment and Accep-tance executed by an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the assigning Bank shall: (i) accept such Assignment and Acceptance, and (ii) give prompt notice thereof to the Borrower and each of the other Banks. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the assignee Bank in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibits A-1 and A-2 hereto.

               (d) Each Bank may, without the prior consent of the other Bank or the Borrower, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it, and the Note held by it; provided, however, that: (i) such Bank's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, and the Borrower and the other Bank shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement.

               (e) Each Bank may, in connection with any assign-ment or participation or proposed assignment or participation pursuant to this Section 9.13, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential infor-mation relating to the Borrower received by it from such Bank.

               (f) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, each Bank may assign all or any portion of its Loans and its Notes to any Federal Reserve Bank or the United States Treasury (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loan made by the Borrower to or for the account of the assigning Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans to the extent of such payment. No such assignment shall release the assigning Bank from its obligations hereunder.

          Section 9.14   Relief From Bankruptcy Stay.

               In the event that the Borrower or any of the persons or parties constituting the Borrower shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended ("Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors (collectively, "Insolvency Law"), (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator, or liquidator, or (v) be the subject of any order, judgment, or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Insolvency Law, each Bank shall thereupon be entitled and the Borrower irrevocably consents to immediate and unconditional relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or any other stay issued pursuant to the Bankruptcy Code or any Insolvency Law, on or against the exercise of the rights and remedies otherwise available to each Bank or the Collateral Agent as provided in connection herewith and as otherwise provided by law, and the Borrower hereby irrevocably waives any right to object to such relief and will not contest any motion by each Bank or the Collateral Agent seeking relief from such stay and the Borrower will cooperate with each Bank and the Collateral Agent, in any manner requested by each Bank or the Collateral Agent, in its efforts to obtain relief from any such stay.




          Section 9.15   Governing Law; Consent to Juris-
                         diction; Waiver of Trial by Jury.

               (a) THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH AND THEREWITH, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES PERTAINING TO CONFLICTS OF LAWS.

               (b) THE BORROWER IRREVOCABLY CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT, AND EACH OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. THE BORROWER, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EXPRESSLY AND IRREVOCABLY ASSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING

TO ANY SUCH ACTION OR PROCEEDING BY THE DELIVERY THEREOF TO IT BY HAND OR BY MAIL IN THE MANNER PROVIDED FOR IN SECTION 9.9 HEREOF. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. THE BORROWER SHALL NOT BE ENTITLED IN ANY SUCH ACTION OR PROCEEDING TO ASSERT ANY DEFENSE GIVEN OR ALLOWD UNDER THE LAWS OF ANY STATE OTHER THAN THE STATE OF NEW YORK UNLESS SUCH DEFENSE IS ALSO GIVEN OR ALLOWED BY THE LAWS OF THE STATE OF NEW YORK. ANOTHER IN THIS SECTION
9.15 SHALL AFFECT OR IMPAIR IN ANY MANNER OR TO ANY EXTENT THE RIGHT OF ANY BANK TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

               (c) EACH OF THE BORROWER AND EACH BANK WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date first above written.

                              GRIFFON CORPORATION


                              By:     Robert Balemian

                              Name:   Robert Balemian

                              Title:  President



               [SIGNATURES CONTINUE ON NEXT PAGE]


Commitment:

$36,000,000                   NATWEST BANK N.A., individually and
                               in its capacity as Collateral Agent


                              By:     Christopher Mendelsohn

                              Name:   Christopher Mendelsohn

                              Title:  Vice President

                              Lending Office for Prime Rate
                              Loans and Eurodollar Loans:

                              100 Jericho Quadrangle
                              Jericho, New York  11753

                              Attention:  Christopher J. Mendelsohn

               [SIGNATURES CONTINUE ON NEXT PAGE]

Commitment:

$24,000,000                   CHEMICAL BANK



                              By:     Barbara G. Bertsche

                              Name:   Barbara G. Bertsche

                              Title:  Vice President

                              Lending Office for Prime Rate
                              Loans and Eurodollar Loans:

                              7600 Jericho Turnpike
                              Suite 306
                              Woodbury, New York 11797

                              Attention:  Barbara G. Bertschi